LOAN AND SECURITY AGREEMENT

BETWEEN

ISRAEL DISCOUNT BANK OF NEW YORK

AND

FREUNDLICH SUPPLY COMPANY, INC.

March	6	, 2008

This LOAN AND SECURITY AGREEMENT (“Agreement”) is entered into as of March __, 2008, and is by and among FREUNDLICH SUPPLY COMPANY, INC., as borrower, PRECISION AEROSPACE COMPONENTS, INC., as guarantor, and ISRAEL DISCOUNT BANK OF NEW YORK, as lender.

Section 1                      DEFINITIONS.

Section 1.1               All terms used herein which are defined in Article 1 or Article 9 of the Uniform Commercial Code ("UCC"), as amended from time to time, shall have the meanings given therein, unless otherwise defined in this Agreement and all references to the plural herein shall also mean the singular.

Section 1.2                “Acceptance Margin” shall mean three and three quarter percent (3.75%) or three hundred and seventy five basis points (375 bps).

Section 1.3                “Acceptance Rate” shall mean annual interest rate applicable to Bankers Acceptances which shall be the sum of: (a) the rate set forth in Column II of the Bank’s internally prepared Discount Rate for Acceptance Financing (as determined and updated from time to time by the Bank) for the selected Term; plus (b) the Acceptance Margin.

Section 1.4                 “Account Debtor” shall mean each debtor or obligor in any way obligated on or in connection with any Account.

Section 1.5                “Accounts” shall mean all of the Borrower’s present and future accounts, contract rights, general intangibles, chattel paper (whether tangible or electronic), documents and instruments (including promissory notes), as such terms are defined in the UCC, including, without limitation, all obligations for the payment of money arising out of the Borrower’s sale, lease or other disposition of goods or other property or rendering of services.

Section 1.6                 “Advance” shall mean any increase in the Total Outstandings under the Loan, whether such increase is through a Bank Acceptance, Credit Advance or an L/C Advance.

Section 1.7                 “Advance Request” shall mean a request by the Borrower for an Advance in connection with the Loan.

Section 1.8                 “Advance Request Notice” shall mean that certain notice prepared and issued by the Borrower to the Bank in the form annexed hereto as Exhibit B, or such other form as designated or acceptable to the Bank.

Section 1.9                 “Agreement” shall mean this Loan and Security Agreement.

Section 1.10              “BA Term Limitation” shall mean a total of one hundred and eighty days from the date of the initial Advance in connection with a Bankers Acceptance.  The BA Term Limitation may not be increased or extended.

Section 1.11               “Bank” shall mean Israel Discount Bank of New York, a banking corporation organized and existing under the laws of the State of New York, and its subsidiaries, affiliates and successors and assigns.

Section 1.12               “Bankers Acceptance” shall mean an Advance for the purpose of paying the Borrower’s Obligations as the applicant of a Letter of Credit drawing.

Section 1.13                 “Bankers Acceptance Obligations” shall mean the aggregate amount of all outstanding Bankers Acceptances, inclusive of principal, interest and other fees or charges.

Section 1.14                 “Borrower” shall mean Freundlich Supply Company, Inc., a corporation organized and existing under the laws of the State of Delaware, having offices at 2200 Arthur Kill Road, Staten Island, New York 10309 and assigned tax identification number 20-5199557.

Section 1.15                 “Borrowing Base” shall mean, without duplication, an amount consisting of the sum of up to: (i) seventy five percent (75%) of Eligible Accounts, plus (ii) fifty percent (50%) of Eligible Inventory Amount; minus Reserves.

Section 1.16                  “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York.

Section 1.17                  “Capitals Funds” shall mean shareholder equity plus subordinated debt, in form satisfactory to the Bank, less intangibles, investments in other companies and loans to officers and affiliates.

Section 1.18                  “Checking Account” shall collectively mean the Borrower’s demand deposit accounts opened and maintained by the Borrower with the Bank, as set forth in further detail on Schedule 1.18.

Section 1.19                   “Closing Date” shall mean the first date all of the conditions precedent described in this Agreement are satisfied or waived in writing by the Bank.

Section 1.20                   “Closing Fee” shall have the meaning set forth in Section 3, and in the amount set forth in Schedule 1.35.

Section 1.21                   “Closing Legal Fee” shall have the meaning set forth in Section 3, and in the amount set forth in Schedule 1.35.

Section 1.22                   “Collateral” shall have the meaning set forth in Section 4.1 hereof.

Section 1.23                    “Coverage Amount” shall be the minimum amount of insurance required, as specified in Schedule 5.1.

Section 1.24                    “Credit Advance” shall mean an Advance in which the Bank delivered to the Borrower or at the Borrower’s direction immediately available funds in the Currency pursuant to Section 2.

Section 1.25                    “Credit Advance Obligations” shall mean the aggregate amount of all outstanding Credit Advances, inclusive of principal, interest and other fees and charges.

Section 1.26                    “Currency” means United States Dollars, the currency of the United States of America.

Section 1.27                     “Default” shall mean any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

Section 1.28                     “Default Rate” shall mean the rate of interest per annum applicable to the principal amount of the Total Borrowings upon the occurrence of an Event of Default and shall, be for each Bank Acceptance and Credit Advance, the Rate then in effect plus five percent (Rate + 5%) per annum.  The Default Rate immediately shall become effective upon the occurrence of an Event of Default, but in no event shall the Default Rate be in excess of the maximum rate of interest allowed by law to be charged.  In the event that the Default Rate, based upon the formula set forth above, exceeds the maximum rate of interest allowed to be charged by law, the Default Rate shall be adjusted and reduced to the maximum rate allowed to be charged by law.

Section 1.29                      “Delinquent Account” shall mean an Account that remains uncollected for more than one hundred and twenty (120) days from its due date.

Section 1.30                      “EBITDA” shall mean without duplication on a consolidated basis for such period: (a) net income (excluding (i) income of persons in which the Borrower has an ownership interest (other than cash distributions from such persons), (ii) after tax gains attributable to fixed asset dispositions and (iii) any other after tax extraordinary or non-cash gains); plus (b) any provision for (or less any benefit from) income or franchise taxes included in determining net income; plus (c) interest expense deducted in determining net income; plus (d) amortization and depreciation expense deducted in determining net income; plus (e) non-cash compensation expense required by GAAP to be deducted in determining net income, all determined on a consolidated basis for Borrower and its subsidiaries.

Section 1.31                       “Eligible Accounts” shall mean, at any time of determination thereof, each Account created in the ordinary course of the Borrower’s business arising out of the Borrower’s sale of goods or rendition of services, which are and at all times shall continue to be acceptable to the Bank in all respects.  To be eligible an Account (i) must be invoiced to, and represent a bona fide amount due to the Borrower from, the Account Debtor, as the purchaser of goods or services, in each case originated in the ordinary course of the Borrower’s business and (ii) is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (w) below. Without limiting the generality of the foregoing, to qualify as an Eligible Account, an Account shall (x) indicate no other party other than the Borrower as payee or remittance party, (y) be subject to a binding unconditional agreement between the Borrower and such Account Debtor, and (z) be due and payable on a date certain.  Unless otherwise approved from time to time by the Bank, no Account shall be an Eligible Account if, without duplication (and unless otherwise agreed to in writing by the Bank):

(a)                      it is a Delinquent Account;

(b)                      it is a Government Account, unless the Borrower assigns its right to payment of such Account exclusively to the Bank pursuant to the Assignment of Claims Act of 1940, as amended, and has caused all other assignments, as applicable, of such Account to be released and terminated, or otherwise has complied with other applicable statutes or ordinances;

(c)                      it is due from an Account Debtor as to which twenty-five percent (25%) or more of the aggregate dollar amount of all outstanding Accounts Receivable owing from such Account Debtor are Delinquent Accounts (“Cross-Age Accounts”);

(d)                      it is owed by an Account Debtor or any affiliate of such Account Debtor to which the Borrower is indebted;

(e)                      it is owed by any Affiliate, employee, officer, director, agent or stockholder of the Borrower;

(f)                      it is not subject to the Bank’s first priority perfected security interest;

(g)                     it is subject to any lien other than (i) the Bank’s lien; and (ii) which arises by operation of law, and not by grant, and which is not subordinate to the Bank’s lien;

(h)                     it has been written off of the Borrower’s books, reserved against, discounted or otherwise designated as uncollectible;

(i)                      the total amount of Accounts owing by an individual Account Debtor exceeding the Permitted Account Debtor Sublimit, in which case the Eligible Accounts allocable to such Account Debtor shall be reduced to the Permitted Account Debtor Sublimit;

(j)                      it is owed by an Account Debtor for which any Accounts have, at any time, been deemed ineligible under clause (h) above;

(k)                      any covenant, representation, or warranty contained in this Agreement or in any other Loan Document with respect to such Account has been breached in any material respect;

(l)                      it: (i) does not arise from the sale of goods or performance of services in the ordinary course of the Borrower’s business, (ii) is not evidenced by an Invoice or other documentation satisfactory to the Bank that was sent to or acknowledged by the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon the Borrower’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;

(m)                       the services or goods giving rise to such Account have not been performed or delivered by the Borrower;

(n)                       it is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws (other than post-petition accounts payable of an Account Debtor that is a debtor-in-possession under the Bankruptcy Code and reasonably acceptable to Lender), (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business and such fact has been made known to Borrower;

(o)                      it is owed by any Account Debtor which has sold all or a substantially all of its assets;

(p)                       it is owed by an Account Debtor which (i) does not maintain an office for business within the U.S.; (ii) is not organized under applicable law of the U.S., any state of the U.S., unless, in either case, such Account is backed by a letter of credit or credit insurance reasonably acceptable to Lender; or (iii) causes the Bank, in good faith and sole discretion, to determine or suspect that such Account Debtor is, operates or transacts with, or for the benefit of, any sanctioned individual, institution or country, as designated by the United States government;

(q)                      it is owed in any currency other than the Currency;

(r)                      it is subject to any counterclaim, deduction, defense, setoff or dispute, but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

(s)                      it is evidenced by any promissory note, chattel paper, or instrument;

(t)                      it is subject to a partial or total refund, but only to the extent and amount of such refund;

(u)                      it is subject to any agreement between the Borrower and the Account Debtor for a reduction of such Account, other than discounts and adjustments given in the ordinary course of the Borrower’s business, or any Account which was partially paid and the Borrower has created a new receivable for the unpaid portion of such Account or any portion of such Account classified by the Borrower as chargeback;

(v)                      the Account is owed by an Account Debtor located in any state denying creditors access to its courts in the absence of a Notice of Business Activities Report or other similar filing, unless Borrower is incorporated under the laws of such state or has either qualified as a foreign corporation authorized to transact business is such state or has filed a Notice of Business Activities Report or similar filing with the applicable state agency for the then current year; and

(w)                      it is not otherwise acceptable to the Bank in the Bank’s commercially reasonable discretion.

Section 1.32                     “Eligible Inventory Amount” shall mean the lesser of: (a) Five Million Dollars ($5,000,000.00); or (b) the Borrower’s Inventory determined at the lower cost of market value; plus (ii) face amount of Letters of Credit issued by Lender for the account of Borrower for Inventory which has been purchased from Borrower’s supplier and not yet delivered; (iii) minus work in progress that is categorized as Inventory; and (iv) minus slow moving inventory, as determined by the Bank in its reasonable discretion.  The Bank reserves the right to make reasonable modifications and adjustments to the Eligible Inventory Amount from time to time in its sole discretion based on the most recent account, field and/or Collateral examinations obtained or received by the Bank.

Section 1.33                     “Equipment” shall mean all equipment, machinery, computers and computer hardware, vehicles, tools, dies, jigs, furniture, trade fixtures and fixtures; all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, substitutions and replacements thereof, wherever located, whether now owned or hereafter acquired by the Borrower.

Section 1.34                      “Events of Default” shall have the meaning set forth in Section 9.

Section 1.35                      “Exam Fees” shall have the meaning set forth in Section 3, and in the amount set forth in Schedule 1.35.

Section 1.36                     “Fee” or “Fees” individually and collectively shall mean each of the fees and charges set forth on Schedule 1.35.

Section 1.37                    “GAAP” shall mean generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied.

Section 1.38                    “Government Account” shall mean an account due from an Account Debtor which is a national, federal, state or municipal government, including, without limitation, any instrumentality, division, agency, body or department thereof.

Section 1.39                    “Guarantor” collectively shall mean Precision Aerospace Components, Inc., a Delaware corporation having an address at having offices at 2200 Arthur Kill Road, Staten Island, New York 10309.

Section 1.40                    “Guaranty” collectively shall mean the Obligations of each Guarantor under this Agreement, as further specified in Section 7 of this Agreement.

Section 1.41                    “Guaranty Obligation” shall mean the Guaranty of each Guarantor of the payment of the Obligations.

Section 1.42                     “Instruction Agreement” shall mean that certain Instruction Agreement in the form annexed hereto as Exhibit E.

Section 1.43                     “Inventory” shall have the meaning set forth in the UCC.

Section 1.44                     “Invoice” shall mean an invoice, bill or similar document issued substantially contemporaneously with, but in no event prior to, the delivery of goods and/or rendering of services by the Borrower to an Account Debtor.

Section 1.45                      “L/C Advance” shall mean an Advance requested by the Borrower for the purpose of issuing a Letter of Credit.

Section 1.46                      “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance or extension of the expiry date thereof, or the increase of the amount thereof.

Section 1.47                      “L/C Fees” shall mean the fees as set forth on Schedule 1.47.

Section 1.48                     “L/C Obligations” shall mean, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but an amount may still be drawn thereunder, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

Section 1.49                     “L/C Sublimit” shall mean an amount equal to Five Hundred Thousand dollars ($500,000).  The L/C Sublimit is part of, and not in addition to, the Maximum Credit available under the Loan.

Section 1.50                     “Late Payment Premium” shall have the meaning set forth in Section 3.

Section 1.51                     “Lender” shall mean the Bank.

Section 1.52                    “Letters of Credit” shall mean individually an irrevocable standby and/or documentary letter of credit and collectively all irrevocable standby and/or documentary letters of credit issued by the Bank at the request and benefit of the Borrower.

Section 1.53                    “LIBOR” shall mean the London interbank offered rate of interest, as determined by the Bank two business days before the beginning of each interest period, or as otherwise determined from time to time by the Bank.  If LIBOR cannot be reasonably determined by the Bank, due to circumstances affecting the London interbank market, the LIBOR rate utilized by the Bank which is then in effect shall be continued until the Bank shall determine that adequate and reasonable means exist for ascertaining LIBOR.  LIBOR shall be set forth and determined from the Bank’s internal LIBOR rate sheet.

Section 1.54                     “LIBOR Advance” shall mean a Credit Advance under which the Borrower elects the LIBOR Advance Rate.

Section 1.55                     “LIBOR Advance Rate” shall mean the annual rate of interest applicable to each LIBOR Advance, depending upon the Term selected, and shall be the sum of the applicable LIBOR rate for the selected Term plus the LIBOR Margin.

Section 1.56                     “LIBOR Margin” shall mean three and three quarter percent (3.75%) or three hundred and seventy five basis points (375 bps).

Section 1.57                     “Line Fee” shall have the meaning set forth in Section 3, and in the amount set forth in Schedule 1.35.

Section 1.58                     “Loan” shall mean the subject revolving credit facility, as further described in Section 2.

Section 1.59                     “Loan Account” shall have the meaning set forth in Section 2.16 (Loan Account; Bank’s Records).

Section 1.60                     “Loan Documents” shall mean each and every loan agreement, credit agreement, including this Agreement, promissory note, security agreement, pledge agreement, financing statement, assignment, mortgage, guaranty, opinion letters and agreements and any other document heretofore, now or hereafter executed by any of the Obligors and/or the Bank, together with all modifications, extensions and/or renewals thereof in connection with the extension of credit, including but not limited to this Agreement, and each and every other document executed by the Obligors in connection with the Loans and the Obligations, all as amended, restated, extended, renewed, supplemented, modified or replaced from time to time.

Section 1.61                      “Loan Term” shall mean the period from the Closing Date through to the Maturity Date, except upon the occurrence of an Event of Default, in which case the period shall be shortened to, in the Bank’s sole and absolute discretion, the earlier of the occurrence of the Event of Default or declaration of default by the Bank.

Section 1.62                       “Material Adverse Change”  shall mean any event or condition that (a) has a material adverse effect on the business, assets, properties, performance, operations or condition (financial or otherwise) of the Obligors, (b) materially impairs the ability of the Obligors taken as a whole to perform their obligations under any of the Loan Documents related to the line of credit herein, or (c) materially and adversely affects the lien granted to the Bank under any security document or materially impairs the validity or enforceability of, or materially impairs the rights, remedies or benefits available to the Bank under any Loan Document.

Section 1.63                       “Maturity Date” shall mean January 31, 2009, unless accelerated as a result of the occurrence of an Event of Default.

Section 1.64                       “Maximum Credit” shall mean the lesser of (i) Three Million Dollars ($3,000,000.00), or (ii) the Borrowing Base.

Section 1.65                      “Note” shall mean the Revolving Credit Note in the principal amount of Three Million Dollars ($3,000,000.00) dated as of the date hereof, in the form attached as Exhibit A, as amended, extended, renewed or modified from time to time.

Section 1.66                     “Obligation” or “Obligations” collectively shall mean all indebtedness, obligations and liabilities of the Obligors, collectively and individually, to the Bank of every kind and description, direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising, whether presently contemplated or not, regardless of how the same arise, including, but not limited to, the Loan(s) (including modifications, renewals or extensions of such Loan(s)) and all indebtedness including any arising from any interest rate hedging transactions, liabilities or obligations owing from the Obligors, collectively and individually, to others which the Lender may have obtained by purchase, negotiation, discount, assignment or otherwise; and all interest, taxes, fees, charges, expenses and attorney’s fees (whether or not such attorney is a regularly salaried employee of the Lender, any parent corporation or any subsidiary or affiliate thereof, whether now existing or hereafter created) chargeable to the Obligors or incurred by the Lender under the Loan Documents, this Agreement, or any other document or instrument delivered in connection with the Loan(s) or related to the extension of credit.

Section 1.67                     “Obligor” or “Obligors” collectively shall mean each and every Borrower and Guarantor.

Section 1.68                    “Overadvance” shall mean the amount by which the Total Outstandings exceed the Maximum Credit on any given date.

Section 1.69                    “Permitted Account Debtor Sublimit” shall mean the amount equal to twenty five percent (25%) of the aggregate of all Accounts that otherwise would be deemed Eligible Accounts pursuant to the definition of “Eligible Accounts”, excluding subsection (i) thereof.

Section 1.70                    “Permitted Liens” shall mean with respect to the property of any person, (a) deposits or pledges of cash to secure obligations under workmen’s compensation, social security or similar laws, or under unemployment insurance; (b) deposits or pledges of cash to secure bids, tenders, contracts (other than contracts for the payment of money or the deferred purchase price of property or services), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary the Borrower of business; (c) carrier’s, warehousemen’s, mechanic’s, workmen’s, materialmen’s or other like liens arising in the ordinary course of the Borrower’s business with respect to obligations which are not due, or which are being properly contested pursuant to appropriate proceedings and for which adequate reserves have been established; (d) liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or which are being properly contested pursuant to appropriate proceedings and for which adequate reserves have been established; (e) judgment liens the existence of which would not constitute an Event of Default under this Agreement; and (f) any lien on any equipment securing any indebtedness incurred in connection with the purchase of such equipment permitted under this Agreement.  All Permitted Liens are set forth on Schedule 1.70.

Section 1.71                      “Prime Advance” shall mean a Credit Advance under which the Borrower elects the Prime Advance Rate.

Section 1.72                      “Prime Advance Rate” shall mean the annual rate of interest applicable to each Prime Advance and shall be the sum of the Prime Rate plus the Prime Margin.

Section 1.73                      “Prime Margin” shall mean one percent (1%).

Section 1.74                      “Prime Rate” shall mean for any day a fluctuating rate per annum equal to the rate of interest in effect for such day as publicly announced from time to time by the Bank as its “prime rate”.  The “prime rate” is a rate set by the Bank based upon various factors including the Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by the Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

Section 1.75                       “Rate” collectively shall mean the annual rate of interest applicable to all outstanding principal due and owing under the Loan (Total Borrowings) and shall be calculated on the basis of a 360-day year and actual number of days elapsed during the interest period (but in no event shall be in excess of the maximum rate permitted by applicable law).  In the event that the Rate exceeds the maximum rate allowed by law, the Rate shall be reduced to be the maximum rate of interest per annum allowed by law).  The Rate applicable to the Credit Advances shall be elected by the Borrower at the time of each Advance Requests and shall be either of the following: (a) LIBOR Advance Rate; or (b) the Prime Advance Rate.  The Rate applicable to Bank Acceptances shall be the Bank Acceptance Rate.  Upon the occurrence of an Event of Default, the Rate shall immediately become the Default Rate.

Section 1.76                       “Rate Type” shall mean either the LIBOR Advance Rate or the Prime Advance Rate.

Section 1.77                       “Records” shall have the meaning set forth in Section 4.l.

Section 1.78                      “Refinanced Creditor” shall mean Greater Bay Business Funding, a division of Greater Bay Bank, N.A., 3006 Northup Way #103, Bellevue, Washington 98004, and its successors and/or assigns, as their interests may appear.

Section 1.79                      “Reserves” shall mean all Obligations then chargeable to any account of Borrower, as well as Obligations which may, in Bank’s sole and absolute discretion, be chargeable to Borrower thereafter, by reason of or in connection with any of the following: Accounts which are not Eligible Accounts; Inventory which is not Eligible Inventory; disputed items; deductions; allowances; credits; bill and hold sales; consignment sales; acceptances; Letters of Credit; offsets asserted by or granted to Account Debtors; sales calling for payment in currencies other than the Currency; to adjust for audit and or examination of Borrower’s accounts or for any documentation correction; and such additional reserves as the Bank in its discretion, reasonably exercised, deems appropriate, including, but not limited to, to adjust for any condition or prospect of Borrower or Borrower’s industry.  The Reserves shall include the full amount in dispute pursuant to Section 2.16.

Section 1.80                      “Responsible Officer” shall mean the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of the Borrower.  Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

Section 1.81                        “Subordinated Creditor” means Nightwind Corp.

Section 1.82                        “Subordinated Loan” means that certain loan by Subordinated Creditor to the Borrower, which is being subordinated to the Loan pursuant to the terms and conditions of the Subordination Agreement, in the form annexed hereto as Exhibit F or such other form as may be acceptable to the Bank in its sole discretion.

Section 1.83                         “Subordination Agreement” means that certain Subordination Agreement, in the form annexed hereto as Exhibit F or such other form as may be acceptable to the Bank in its sole discretion.

Section 1.84                       “Term” shall mean the following time periods or terms elected by the Borrower: (a) for LIBOR Advances, a term of (i) one, (ii) three or (iii) six months; and (b) for Bank Acceptances, a term of (i) one to thirty (1-30) days, (ii) thirty-one to sixty (31-60) days, (iii) sixty-one to ninety (61-90) days, (iv) ninety-one to one hundred and twenty (91-120) days, (v) one hundred and twenty-one to one hundred and fifty (121-150) days, or (vi) one hundred and fifty-one to one hundred and eighty (151-180) days.  In the event that the Borrower does not select a Term, the Bank shall apply the shortest Term available for such Advance.  The selection of any Term beyond the Maturity Date shall have no effect on extending, altering or adjusting the Maturity Date.  No Term may be selected which would result in the Term expiring after the Maturity Date.

Section 1.85                     “Total Borrowings” shall mean the sum of the aggregate amount of (a) Credit Advance Obligations, plus (b) all Bank Acceptance Obligations, plus (c) all drawn Letters of Credit for which the Bank has not received payment.

Section 1.86                     “Total Outstandings” means the sum of Total Borrowings plus L/C Obligations.

Section 1.87                     “Unused Line Fee” shall have the meaning set forth in Section 3, and as set forth in Schedule 1.35.

Section 1.88                         “U.S.” shall mean the United States of America.

                Section 2       LOAN.

Section 2.1                            Background.  The Borrower is a stocking distributor of aerospace quality, internally threaded fasteners.  The Borrower has requested that the Lender extend credit to the Borrower a Loan in the form of a revolving commercial credit facility having an available principal amount up to a limit of the Maximum Credit.  The Obligations shall be evidenced by the Loan Documents, including the Note, in the form attached hereto as Exhibit A.

Section 2.2                             Purpose.  The Loan and other financial accommodations extended by the Bank to the Borrower shall be for permitted general corporate and business purposes, including working capital.

Section 2.3                            Advances.  Subject to the Borrower’s compliance of the terms and conditions set forth in this Agreement and the Loan Documents, the Bank shall, upon receipt of the Borrower’s Advance Requests, each of which shall be irrevocable, binding and in the form of an Advance Request Notice annexed as Exhibit B, make Advances provided that the Total Outstandings do not exceed the Maximum Credit.  The Borrower may repay and re-borrow amounts under the Loan, provided that such Advances occur during the Loan Term and the Borrower is otherwise in compliance with the terms and conditions of the Loan Documents.

Section 2.4                            Interest Elections; Interest Periods.  In connection with each Credit Advance, the Borrower shall specify the Rate Type.  For each Bank Acceptance and LIBOR Advance, the Borrower shall also select a Term.  In the event that the Borrower does not select a Term, the Term shall be the shortest Term available for such Advance.  Provided that the Borrower is otherwise in compliance with the terms of this Agreement, any LIBOR Advance may be extended by the Borrower by selecting a new Term upon the expiration of the Term then applicable to such LIBOR Advance, provided that such new Term does not continue beyond the Maturity Date.  For Bank Acceptances, the Borrower may extend the Term of such Advances provided that the total Term of such Banker Acceptance does not exceed one hundred and eighty (180) days from the date of the original Advance.

Section 2.5                            Advance Request Procedures.  Advance Requests shall be made as follows:

                         (a)   The Borrower shall provide irrevocable notice to the Bank, which may be in the manner permitted under the Instruction Agreement.  The Bank shall be entitled to rely upon such telephonic notice and the Borrower agrees to indemnify the Bank against any and all claims, liabilities, losses and expenses ensuing from such reliance in accordance with the terms of the Instruction Agreement;

                          (b)  Each Advance Request must be received by the Bank no later than: (i) for Bankers Acceptances, no later than 1:00 p.m. on the Business Day on which the presented Letter of Credit is presented and/or is to be paid by the Bank; (ii) for Credit Advances, 1:00 p.m. on the Business Day before the requested date of any Advance; and (iii) for Letters of Credit, 1:00 p.m. two Business Days before the requested date for issuance of the Letter of Credit;

                          (c)  Each telephonic notice by the Borrower pursuant to this section must be confirmed promptly (no later than 2:00 p.m. on the same day of such telephone notice) by delivering to the Bank the written Advance Request Notice (along with the Letter of Credit application, for L/C Advances) appropriately completed and signed by a Responsible Officer of the Borrower;

                          (d)  Each Advance Request shall be in a principal amount of: (i) for Bankers Acceptances, the amount of the presented Letter of Credit plus any L/C Fees; (ii) for Credit Advances, One Hundred Thousand Dollars ($100,000) or a whole multiple of Ten Thousand Dollars ($10,000) in excess thereof; and (iii) for L/C Advances, in an initial face amount of not less than One Thousand Dollars ($1,000).

                          (e) Each Advance Request Notice shall specify: (i) the requested date of the Advance (which shall be a Business Day); (ii) the principal amount of Advance to be borrowed; (iii) the nature of the Advance (i.e., Bankers Acceptance, Credit Advance or L/C Advance); (iv) for Credit Advances, the Rate Type; (v) for Bankers Acceptances or LIBOR Advances, the Term; and (vi) for Bankers Acceptances, identifying information related to the Letter of Credit, including the amount, the beneficiary, the Letter of Credit number, if applicable, and such other information requested by the Bank.

Section 2.6                     Funding of Bankers Acceptances.  For Bankers Acceptances, following the: (a) receipt of an Advance Request Notice, (b) the proper presentment of a Letter of Credit by the stated beneficiary to the Bank, (c) the determination by the Bank that the presented Letter of Credit is payable by the Bank and further provided that (d) the Total Outstandings do not exceed the Maximum Credit, the Bank shall pay the amount of the presented Letter of Credit, including any related charges and fees which amount shall become a Bankers Acceptance, and shall increase the Total Borrowings under the Loan for such Advances.  Notwithstanding the foregoing, the Bank may pay a properly presented Letter of Credit and such amount shall become a valid Obligation of the Borrower as a Bankers Acceptance in the full amount of such Advance (w) with or without the Borrower’s consent, (x) with or without the Bank having received an Advance Request Notice, (y) even if such Advance results in an Overadvance and/or (z) even if such Advance causes the Total Outstandings or Total Borrowings to exceed the Maximum Credit.  Barring the selection of a Term by the Borrower, the Term shall be the shortest Term available for Bankers Acceptances.

Section 2.7                     Funding of Credit Advances.  For Credit Advances, following receipt of an Advance Request Notice, and provided that (a) the sum of the Total Outstandings plus the amount of the Advance Request does not exceed the Maximum Credit, and (b) the Borrower is otherwise in compliance with the Loan Documents, the Bank shall make available to the Borrower: (x) immediately available funds in the amount in the Currency, pursuant to the information described in the Advance Request Notice by crediting the Checking Account of the Borrower; or (y) by remitting such amount in accordance with other instructions (which shall be reasonably acceptable to the Bank) set forth and provided by the Borrower to the Bank in the Advance Request Notice (which remittance shall be subject to the Bank’s fee schedule then in effect, as may be amended from time to time, for such services).  The amount of the Credit Advances, including any related charges and fees, shall increase the Total Borrowings under the Loan.  For LIBOR Advances, barring a selection of a Term by the Borrower, the Term shall be the shortest Term available for LIBOR Advances.  Notwithstanding any provision to the contrary in this Agreement, the Borrower may not request a LIBOR Advance which, if made, would result in an aggregate of more than ten (10) outstanding LIBOR Advances being outstanding hereunder at any one time.  For purposes of the foregoing, LIBOR Advances having Terms commencing or ending on different days shall be considered separate LIBOR Advances.

Section 2.8                     Letters of Credit.  Subject to the terms and conditions set forth herein, the Bank may (a) from time to time on any Business Day from the Closing Date until the Maturity Date, issue Letters of Credit at the request and for the account of the Borrower, and to amend Letters of Credit previously issued by it, in accordance with the requirements of this section set forth below, and (b) honor drawings under the Letters of Credit which, unless paid by the Borrower from available funds in its Checking Account, shall become a Bankers Acceptances thereby increasing the Total Borrowings and reducing the L/C Advances by an amount equal to the drawing under the Letter of Credit and L/C Fees; provided that after giving effect to any proposed L/C Advance (i.e.. adding the amount of the proposed L/C Advance to the Total Outstandings), (y) the L/C Obligations do not exceed the L/C Sublimit, and (z) the Total Outstandings shall not exceed the Maximum Credit.  Each request by the Borrower for an L/C Credit Extension shall be deemed to be a representation by the Borrower that such L/C Credit Extension requested complies with the conditions set forth in the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed, except in the following circumstances which apply to all L/C Advances and L/C Credit Extensions:

(a)                      the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance;

(b)                      the expiry date of such requested Letter of Credit would occur on or after the Maturity Date;

(c)                      any order, judgment or decree of any governmental authority or arbitrator shall, by its terms, purport to enjoin or restrain the Bank from issuing the requested Letter of Credit, or any law applicable to the Bank or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the Bank shall prohibit, or request that the Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Bank in good faith deems material;

(d)                      the issuance of such Letter of Credit would violate one or more policies of the Bank;

(e)                      unless otherwise agreed to by the Bank, such Letter of Credit is in an initial face amount less than One Thousand Dollars ($1,000);

(f)                      such Letter of Credit is to be denominated in a currency other than the Currency;

(g)                      an Event of Default exists hereunder;  or

(h)                      the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit, in the event of an L/C Credit Extension.

Section 2.9                                       Information; Initial Letter of Credit Applications.  In the case of a request for the initial issuance of a Letter of Credit, in addition to the information contained in the Advance Request Notice, the Letter of Credit application shall specify in form and detail satisfactory to the Bank the following information:

(a)                      the proposed issuance date of the requested Letter of Credit (which shall be a Business Day);

(b)                      the amount of the Letter of Credit;

(c)                      the expiry date thereof (which shall be prior to the Maturity Date);

(d)                      the name and address of the beneficiary;

(e)                      the documents to be presented by such beneficiary in case of any drawing thereunder;

(f)                      the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and

(g)                      such other matters as the Bank may require.

Section 2.10                     Information; Amendments to Letters of Credit.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Bank the following information:

(a)                      a detailed description of the Letter of Credit to be amended;

(b)                      the proposed date of amendment (which shall be a Business Day);

(c)                      the nature of the proposed amendment;

(d)                      such other matters as the Bank may reasonably require.

Section 2.11                    Initial Issuances and Amendments to Letters of Credit.  Provided that the Borrower has satisfied the terms and conditions of this Agreement, the Bank will issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Bank’s usual and customary business practices.

Section 2.12                    Conditions Precedent to All Requests to Increase Total Outstandings.  The request by the Borrower to increase the Total Outstandings shall, unless otherwise waived by the Bank in advance and in writing, constitute a representation by the Borrower that (a) no Default or Event of Default shall have occurred and be continuing; and (b) all representations and warranties made by any Obligor contained herein or in any Loan Document shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such request (unless earlier corrected upon written notice to the Bank in accordance with the terms hereof).

Section 2.13                     Break Funding Payments.  In the event of (a) the payment of any principal of any LIBOR Advance other than on the last day of the Term applicable thereto (including as a result of the acceleration of the Obligations upon the occurrence of an Event of Default or at the Maturity Date, or (b) the requested and permitted conversion of any LIBOR Advance to a Prime Advance other than on the last day of the Term applicable to such LIBOR Advance, then, in such event, the Borrower shall compensate the Bank for the loss, costs and expense attributable to such event.  Such loss, cost or expense to the Bank shall be deemed to include an amount determined by the Bank to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of the LIBOR Advance at the applicable LIBOR Advance Rate had such event not occurred for the period from the date of such event to the last day of the applicable Term for such LIBOR Advance, over (ii) the amount of interest which would accrue on such period for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any bank setting forth any amount or amounts that the Bank is entitled to receive pursuant to this section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay the Bank the amount shown as due on any such certificate within ten (10) days after receipt.

Section 2.14                     Limitations; Overadances.  Notwithstanding anything in this Agreement to the contrary, the Bank shall be under no obligation to make any advances which would result in the Total Outstandings exceeding the Maximum Credit or following the occurrence of an Event of Default.  Without limiting the Bank’s right to demand payment of the Obligations, or any portion thereof, in accordance with any other terms of this Agreement, or any supplement hereto, in the event that the Total Outstandings exceed the Maximum Credit, the Borrower nonetheless shall remain liable for all Obligations, including resulting Overadvances which amount shall be immediately due and payable, plus interest at the Rate or, upon the occurrence of an Event of Default, the Default Rate.

Section 2.15                     Payment from Checking Account.  At the Bank’s option, all principal, interest, fees, commissions, costs, expenses or other charges with respect to the Loan Documents, this Agreement or any supplements thereof (all of which shall be cumulative and not exclusive) and any and all loans and advances made by the Bank to the Borrower may be charged directly to the Borrower’s Checking Account maintained with the Bank at any time on or after the date any such amount is due and payable in accordance with the terms of this Agreement and the other Loan Documents (including upon maturity or acceleration thereof in accordance herewith and therewith).

Section 2.16                     Loan Account; Bank’s Records.  The Total Borrowings shall be charged to a loan account in the Borrower’s name on the Bank’s bookkeeping system (the “Loan Account”).  The Bank shall render to the Borrower monthly statements of the Borrower’s Loan Account which shall be considered correct and deemed accepted by, and conclusively binding upon the Borrower absent manifest error as an account stated, or upon receipt by the Bank of the Borrower’s written protest or written objection to the statement of the Loan Account within sixty (60) days from the Bank’s issuance of such statement.  Upon receipt of such written protest or written objection, without affecting the Obligors’ Obligations to the Bank, the Bank shall until the disputed amount is resolved, reduce the amount eligible to be borrowed by the amount in dispute.

Section 3       INTEREST, FEES AND PAYMENTS.

Section 3.1                       Rate.  The annual interest accruing on Credit Advances shall be payable at the Rate, which shall be determined by the Borrower’s selection of the Rate Type at the time of each Advance and, in with regard to LIBOR Advances, Term.  The annual interest accruing on Bankers Acceptances shall be payable at the Rate, which shall be determined by the Borrower’s selection of the Term.  At the time of execution of this Agreement, the Borrower shall execute the Note attached hereto as Exhibit A.

Section 3.2                        Interest on the Loan.  Subject to the provisions of Section 3.6 (Default Rate Interest), the Borrower shall pay interest on the Loan in accordance with the terms of the Note and this Section:

(a)                Interest on the principal amount of each outstanding Credit Advance and Bankers Acceptance shall accrue from day to day from the date of the Advance, be prorated on the basis of a 360-day year for the actual number of days in the month that such amounts are outstanding and be payable in arrears on the first day of the month immediately following the end of the preceding month for which the interest is being paid.

(b)               The Borrower shall pay interest on the principal amount of the Total Borrowings, which shall be the aggregation of all interest accruing at the Rate and applicable to each Advance under the Loan.

Section 3.3                     Interest Rate Types; Terms; Elections.  Provided that the Borrower is in compliance with the terms and conditions of this Agreement and the Loan Documents and no Event of Default exists (which shall be subject to any written notice requirements and/or right to cure), the Borrower shall, as applicable, be permitted to select the Rate Type and Term as follows:

(a)               Bankers Acceptances.  Bankers Acceptances shall bear interest at the Acceptance Rate based upon the Term selected.  Provided that no Event of Default exists and the Obligors are otherwise in compliance with the terms of the Loan Documents, the Borrower may, at the expiration of any selected Term, select another Term, provided that the aggregate Term, including all extensions from the date of the initial Advance, shall not exceed the BA Term Limitation.  Upon the expiration of a Term or in the event that the total length of the Term, including all permitted extensions, is equal to (or exceeds) the BA Term Limitation, such Bankers Acceptance must be paid in full, which payment may be made from the Borrower’s funds, available funds in the Checking Account or through a Credit Advance in accordance with the terms and conditions of this Agreement, provided that the Borrower is in compliance with this Agreement and the Loan Documents and the Total Outstandings do not exceed the Maximum Credit.  In the event that the Bankers Acceptance is equal to or exceeds the BA Term Limitation and the Borrower has not paid the Bankers Acceptance from available funds or through a Credit Advance, the Bank may pay the Bankers Acceptance in full through an Advance under the Loan (with a Rate Type and, as applicable, Term to be selected by the Bank, in its discretion) (w) with or without the Borrower’s consent, (x) with or without the Bank having received an Advance Request Notice, (y) even if such Advance results in an Overadvance and/or (z) even if such Advance causes the Total Outstandings or Total Borrowings to exceed the Maximum Credit.

(b)               Prime Advances.  Prime Advances shall bear interest at the Prime Advance Rate until the earlier of the Maturity Date or the date on which each such Credit Advance is paid in full.  Prime Advances do not have a Term selection requirement.  For any Prime Advance, provided that no Event of Default exists and the Obligors are otherwise in compliance with the terms of the Loan Documents, the Borrower may, at any time, select another Rate Type and, if applicable, a permitted Term available for such Rate Type.

(c)              LIBOR Advances.  LIBOR Advances shall bear interest at the LIBOR Advance Rate based upon and for the Term selected until the earlier of the Maturity Date or the date on which each such Credit Advance is paid in full.  Provided that no Event of Default exists and the Obligors are otherwise in compliance with the terms of the Loan Documents, the Borrower may, at the expiration of any selected Term, select another Rate Type and, if applicable, a permitted Term available for such Rate Type.  If the Term expires without selection of a new Term, the Term shall be the shortest permitted Term available for LIBOR Advances.  It is understood by all parties to the Agreement that the continuation, through a new Terms, or conversion of any LIBOR Advance to a Prime Advance does not and shall not constitute a payment or repayment and is solely a mechanism for determining the Rate applicable to such Advance.

Section 3.4                     Repayment of Loans.  The Borrower unconditionally promises to pay the Bank the full amount of the Total Outstandings applicable to the Loan on the Maturity Date.  The entries made in the Loan Account maintained by the Bank shall be prima facie evidence of the existence and amounts of the Obligations recorded therein; provided that any failure by the Bank to maintain such accounts or any error therein shall not affect the Obligations of the Obligors to repay the Loan and the Obligations in accordance with the terms of this Agreement and the Loan Documents.

Section 3.5                     Late Payment Premium.  If any portion of any payments of interest or principal is paid more than ten (10) days after the date that such payment is due, Borrower shall pay to the Bank a late payment premium (“Late Payment Premium”), which shall be in an amount equal to the lesser of five percent (5%) of the amount of such payment or the maximum amount permitted under applicable law in order to defray the expenses incurred by the Bank in handling and processing such delinquent payment and to compensate the Bank for the loss of the use of such delinquent payment.  Any such amounts due under this section shall be secured by a security interest in the Collateral pursuant to Section 4 (Security Interests).  The acceptance by the Bank of a late payment or the Late Payment Premium shall not constitute a waiver of any Default or Event of Default then existing or arising thereafter pursuant to any Loan Document.  The Bank’s failure to collect a Late Payment Premium at any time shall not constitute a waiver of the Bank’s right thereafter, at any time and from time to time (including without limitation, upon acceleration of the Note or upon payment in full of the Loan), to collect such previously uncollected Late Payment Premiums or to collect subsequently accruing Late Payment Premiums.

Section 3.6                     Default Rate Interest.  Upon the occurrence of an Event of Default (and subject to any written notice requirements and/or right to cure) or upon the termination of this Agreement, interest on all outstanding unpaid Obligations shall accrue at a rate equal to five percent (5%) per annum in excess of the pre-default Rate from the date of such Event of Default, termination or non-renewal to the date of payment in full of all Obligations.  All interest accruing hereunder shall thereafter be payable on demand.  Any such amounts due under this section shall be secured by a security interest in the Collateral pursuant to Section 4 (Security Interests).

Section 3.7                    Calculation; Payment.  Interest shall be calculated as set forth above and shall be included and set forth in each monthly statement issued in connection with the Borrower’s Loan Account.  Provided that sufficient funds are available on deposit, the Bank shall have the right, at the Bank’s option, to charge all interest to any of the Borrower’s accounts, including the Checking Account, maintained with the Bank on the first day of each month, or such other day as the Bank may charge thereafter, and such interest shall be deemed to be paid by the first amounts subsequently credited thereto, or as otherwise determined in the Bank’s sole discretion.  Any such amounts due under this section shall be secured by a security interest in the Collateral pursuant to Section 4 (Security Interests).

Section 3.8                    Limitation.  In no event shall charges constituting of interest, payable by the Borrower under this Agreement, exceed the rate permitted under any applicable law or regulation, and if any part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended and the Rate reduced to the maximum allowed by law for any such interest period.

Section 3.9                     Unused Line of Credit Fee.  So long as no Event of Default exists, the Borrower shall pay to the Bank on a monthly basis during the period from the Closing Date to the Maturity Date, an unused line of credit fee (“Unused Line Fee”) in an amount set forth on Schedule 1.35.

Section 3.10                   Closing Fee; Closing Legal Fee.  No later than the Closing Date the Borrower shall pay to the Bank: (a) a closing fee of (“Closing Fee”); and (ii) legal fees (whether in-house or outside counsel) and costs of incurred in connection with the negotiation, documentation, execution and delivery of the loan documentation with regard to this line of credit (the “Closing Legal Fee”) in the amounts set forth on Schedule 1.35.

Section 3.11                   Exam Fees.  The Borrower agrees to pay to the Bank: (a) monthly fees in connection with the Bank’s monitoring of the Collateral; and (b) all fees and costs incurred by the Bank in connection with periodic examinations of the Borrower’s books and records and inspections of the Collateral pursuant to Sections 4 and 6 (collectively, “Exam Fees”), which amounts shall, absent an Event of Default, be in the amounts set forth in Schedule 1.35.

Section 3.12                    Line Fees.  In connection with the administration of the Loan, the Borrower shall pay to the Bank an annual line fee (“Line Fee”) in the amount set forth in Schedule 1.35.

Section 3.13                   Letter of Credit and Collection Fees.  For each Letter of Credit issued and associated services provided by the Bank in connection therewith, the Borrower shall pay to the Bank the L/C Fees set forth in Schedule 1.47.  Upon the Maturity Date, or the occurrence and continuation of a Default or Event of Default, or on any date that this Agreement is terminated, the Obligors shall cause cash, in the Currency, to be deposited and maintained with the Bank, as additional cash collateral, in an amount equal to one hundred  percent (100%) of the L/C Obligations and the Borrower irrevocably authorizes the Bank to place a hold on any amounts in the Checking Accounts to cover such additional cash collateral required.  The Borrower may not withdraw any amounts described above except upon the payment and performance in full of all Obligations and termination of this Agreement.

Section 3.14                   Place for Remittance of Payments; Promissory Notes.  All payments shall be payable at the Bank’s office specified above or at such other place as the Bank may hereafter designate from time to time and, at the Bank’s option and upon the Bank’s request, the Borrower shall execute and deliver to the Bank one or more promissory notes in form and substance satisfactory to the Bank to further evidence such Advances.

Section 3.15                Other Fees.  The fees described above relate directly to the administration of the Loan and are intended to supplement, and not limit, the various fees related to the Bank’s other financial services and products, which are reflected on schedules that may be updated and amended from time to time as determined by the Bank.  Further, the described fees do not include those additional and other fees, costs and charges that shall be due and owing upon an Event of Default., such as (without limitation to other such fees, costs and charges) legal fees.  The Bank shall have the right, at the Bank’s option, to charge any of the Borrower’s accounts, including the Checking Account, maintained with the Bank on or after its due date for any of the fees or charges described in this Section 3.

Section 4    SECURITY INTEREST.

Section 4.1                 Collateral.  As security for the prompt performance, observance and payment in full of all Obligations, the Borrower hereby grants to the Bank a continuing security interest in, a lien upon and a right of setoff against, and the Borrower hereby assign, transfer, pledge and set over to the Bank the following (which together with any of the Borrower’s other property in which the Bank may at any time have a security interest or lien, whether pursuant to this Agreement or any supplement hereto, or otherwise, are herein collectively referred to as the “Collateral”): All of the Borrower’s right, title and interest in and to all personal property, tangible and intangible, wherever located or situated and whether now owned, presently existing or hereafter acquired or created, including, but not limited to all: (a) Accounts;  (b) Equipment; (c) Inventory; (d) financial assets and investment property; (e) moneys, securities and other property and the proceeds thereof, now or hereafter held or received by, or in transit to, the Bank from or for the Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all of the Borrower’s deposits (general or special), balances, sums and credits with or in the control of the Bank at any time existing; (f) rights, remedies, security and liens, in, to and in respect of the Accounts and other Collateral, including, without limitation, rights of stoppage in transit, replevin, repossession and reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, guaranties or other contracts of suretyship with respect to the Accounts and other Collateral, deposits or other security for the obligation of any Account Debtor, and credit and other insurance; (g) goods relating to, or which by sale have resulted in, Accounts including, without limitation, all goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, any Accounts or other Collateral, including without limitation, all returned, reclaimed or repossessed goods; (h) Deposit Accounts (whether or not maintained with the Bank); (i) books, records (whether paper, computer or electronic), data, tapes, discs, other media, ledger cards, computer and software programs, files, access codes, records and procedure manuals relating thereto, together with all computer or other data processing equipment on which any of the foregoing is stored, and other property and general intangibles evidencing or relating to the Accounts, Equipment, Inventory and any other Collateral or any Account Debtor, together with the file cabinets or containers in which the foregoing are stored (“Records”); (j) general intangibles of every kind and description, including without limitation, trade names and trademarks, and the goodwill of the business symbolized thereby, patents, copyrights, licenses and federal, state and local tax refund claims of all kinds; (k) letter of credit rights; (l) commercial tort claims; and (m) supporting obligations and products and proceeds of the foregoing, in any form, including, without limitation, insurance proceeds and any claims against third parties for loss or damage to or destruction of any or all of the foregoing.

Section 4.2                Records.  The Borrower shall keep and maintain, at the Borrower’s cost and expense, satisfactory and complete books and records of all Accounts, all payments received or credits granted thereon, and all other dealings therewith.  At such times as the Bank may request, the Borrower shall deliver to the Bank copies of all documents evidencing the sale and delivery of goods or the performance of services which created any Accounts, including but not limited to all original contracts, orders, invoices, bills of lading, warehouse receipts, delivery tickets and shipping receipts, and after the occurrence and during the continuance of any Event of Default, the Borrower shall at such times as the Bank may request deliver to the Bank the originals of all such documents, together with schedules describing the Accounts and/or written confirmatory assignments to the Bank of each Account, in form and substance satisfactory to the Bank and duly executed by the Borrower, together with such other information as the Bank may request.  In no event shall the making or the failure to make or the content of any schedule or assignment or the Borrower’s failure to comply with the provisions hereof be deemed or construed as a waiver, limitation or modification of the Bank’s security interest in, lien upon and assignment of the Collateral or the Borrower’s representations, warranties or covenants under this Agreement or any supplement hereto.

Section 4.3                 Further Acts.  To insure the attachment, perfection and first priority of, and the Bank’s ability to enforce, the Bank’s security interest in the Collateral, the Borrower agrees, in each case at the Borrower’s own expense, to take the following actions with respect to the following Collateral:

(a)                      If the Borrower shall at any time hold or acquire any instruments, promissory notes, documents (common to a business using an outside distribution center) or tangible chattel paper, the Borrower shall forthwith endorse, assign and deliver the same to the Bank, accompanied by such instruments of transfer or assignment duly executed in blank as the Bank may from time to time specify.  The Borrower will not create any tangible chattel paper without placing a legend on the chattel paper acceptable to the Bank indicating that the Bank have a security interest in the chattel paper.

(b)                      For each deposit account that the Borrower at any time open or maintain, the Borrower shall, at the Bank’s request and option, pursuant to an agreement in form and substance satisfactory to the Bank, either (a) cause the depositary bank to agree to comply at any time with instructions from the Bank to such depositary bank directing the disposition of funds from time to time credited to such deposit account, without the Borrower’s further consent.  Notwithstanding anything to the contrary contained in the foregoing or in any such agreement with any depositary bank, the Bank agrees that the Bank shall not give any instructions to any such depositary bank concerning the disposition of funds in any such account, or instructing any such depositary bank to cease complying with instructions that the Borrower may provide regarding the disposition of funds in any such account, unless an Event of Default shall have occurred and remain continuing hereunder or an event which would result in a Material Adverse Change.  The provisions of this Section shall not apply to (i) any deposit account for which the Borrower, the depositary bank and the Bank have entered into a cash collateral agreement specially negotiated among the Borrower, the depositary bank and the Bank for the specific purpose set forth therein, (ii) deposit accounts for which the Bank is the depositary and (iii) deposit accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the Borrower’s salaried employees.

(c)                      If the Borrower shall at any time hold or acquire any certificated securities, the Borrower shall forthwith endorse, assign and deliver the same to the Bank, accompanied by such instruments of transfer or assignment duly executed in blank as the Bank may from time to time specify. If any securities now or hereafter acquired by the Borrower are uncertificated and are issued to the Borrower or the Borrower’s nominee directly by the issuer thereof, the Borrower shall immediately notify the Bank thereof and, at the Bank’s request and option, pursuant to an agreement in form and substance satisfactory to the Bank, cause the issuer to agree to comply with instructions from the Bank as to such securities, without the Borrower’s further consent or the consent of such nominee. Notwithstanding anything to the contrary contained in the foregoing or in any such agreement with such issuer, the Bank agrees that the Bank shall not give any instructions as to any such securities unless an Event of Default shall have occurred and remain continuing hereunder or an event which would result in a Material Adverse Change.  If any securities, whether certificated or uncertificated, for unsecured assets or other investment property now or hereafter acquired by the Borrower are held by the Borrower or the Borrower’s nominee through a securities intermediary or commodity intermediary, the Borrower shall immediately notify the Bank thereof and, at the Bank’s request and option, pursuant to an agreement in form and substance satisfactory to the Bank, cause such securities intermediary or (as the case may be) commodity intermediary to agree to comply with entitlement orders or other instructions from the Bank to such securities intermediary as to such securities, financial assets or other investment property, or (as the case may be) to apply any value distributed on account of any commodity contract as directed by the Bank to such commodity intermediary, in each case without the Borrower’s further consent or the consent of such nominee.  Notwithstanding anything to the contrary contained in the foregoing or in any such agreement with any such securities intermediary or (as the case may be) commodity intermediary, the Bank agrees that the Bank shall not give any entitlement orders or other instructions to any such securities intermediary or (as the case may be) commodity intermediary unless an Event of Default shall have occurred and remain continuing hereunder or an event which would result in a Material Adverse Change.   The provisions of this paragraph shall not apply to any financial assets credited to a securities account for which the Bank and/or its affiliate are the securities intermediary.

(d)                     If any goods are at any time in the possession of a bailee, the Borrower shall promptly notify the Bank thereof and, if requested by the Bank, shall promptly obtain an acknowledgment from the bailee, in form and substance satisfactory to the Bank, that the bailee holds such Collateral for the Bank’s benefit (but not as an agent of the Bank) and shall act upon the Bank’s instructions, without the Borrower’s further consent.

(e)                      If the Borrower at any time holds or acquires an interest in any electronic chattel paper or any “transferable record,” as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, the Borrower shall promptly notify the Bank thereof and, at  the Bank’s request, shall take such action as the Bank may reasonably request to vest in  the Bank’s control, under the UCC, of such electronic chattel paper or control under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.

(f)                      If the Borrower is at any time a beneficiary under a letter of credit now or hereafter issued in the Borrower’s favor, the Borrower shall promptly notify the Bank thereof and, at the Bank’s request and option following the occurrence and continuation of a Default, the Borrower shall, pursuant to an agreement in form and substance satisfactory to the Bank, either arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Bank of the proceeds of any drawing under the letter of credit; or  arrange for the Bank to become the transferee beneficiary of the letter of credit, with the Bank agreeing, in each case, that the proceeds of any drawing under the letter to credit are to be applied in reduction of the Obligations, or to be held as Collateral, as the Bank in its sole discretion shall deem appropriate.

(g)                      If the Borrower shall at any time hold or acquire a commercial tort claim, the Borrower shall immediately notify the Bank in a writing signed by the Borrower of the details thereof and grant to the Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to the Bank.

Section 5    CLOSING AND CONDITIONS PRECEDENT.

Section 5.1                Closing and Execution of Loan Documents.  Closing under this Agreement is subject to the following conditions precedent (all instruments, documents and agreements to be in form and substance satisfactory to the Bank and the Bank’s counsel):

(a)                      Delivery of Documents.  The Borrower shall have delivered, or caused to be delivered, to the Bank the following:

(i)                                this Agreement, the Note and each of the other Loan Documents all properly executed by Responsible Officers of the Obligors;

(ii)                                certified copies of (A) resolutions of the Borrower’s board of director’s (or equivalent governing body) authorizing the execution, delivery and performance of this Agreement, the Note to be issued hereunder and each of the other Loan Documents required to be delivered by any Section hereof, (B) the Borrower’s articles of incorporation and by-laws and (C) the Borrower’s certification of good standing issued by the Secretary of State of the jurisdiction of its incorporation which shall be dated no earlier than sixty (60) days from the Closing Date;

(iii)                                an incumbency certificate identifying all persons authorized to sign on the Borrower’s behalf, with specimen signatures;

(iv)                                such financial statements, reports, certifications and other operational information as the Bank may reasonably require, satisfactory in all respects to the Bank, including but not limited to the most recent: (A) quarterly accounts receivable aging report, (B) quarterly inventory report, (C) internally prepared quarterly financial statement, (D) audited financial statement for the prior year and (E) field examination report;

(v)                                payment by the Borrower of all fees including, without limitation, associated with the Loan;

(vi)                                a fully executed pay-off letter, confirming that the repayment in full of, and the termination of any commitments to make extensions of credit under, all of the outstanding indebtedness owing to the Refinanced Lender, including satisfactory language that upon payment of the amount listed therein that the Refinanced Lender shall terminate or grant necessary authority to terminate and release all of its financings statements, mortgages, assignments of leases and rents, security interests in all assets and other instruments in order to release all of the assets of the Borrower, including the Collateral;

(vii)                              subordination agreement in the form attached hereto as Exhibit F providing for the subordination of the outstanding loan by the Borrower to the referenced subordinating creditor;

(viii)                             searches and certificates required under Section 4; and

(ix)                                such other documents reasonably required by the Bank.

(b)                      As of the Closing Date, no Default or Event of Default under the Loan Documents, which includes this Agreement, shall have occurred or be continuing.

(c)                      The Bank shall have received and be satisfied in all respects with the field examination of the Borrower’s books and records.

(d)                      A financing statement and any necessary assignments of Government Accounts having been filed and acknowledged by the U.S. within a reasonable period of time following the Closing Date.

(e)                      The warranties and representations contained in Section 6 as well as any other Section of this Agreement shall be true and correct in all respects on the Closing Date with the same effect as though made on and as of that date.  The Borrower shall not have taken any action or permitted any condition to exist which would have been prohibited by any Section of this Agreement.

(f)                      The Borrower shall have performed and complied with all agreements, covenants and conditions contained herein including, without limitation, the provisions of Section 6 hereof, which are required to be performed or complied with by the Borrower before or at the Closing Date.

(g)                     The Bank shall have completed and be satisfied in all respects with a due diligence investigation of the Borrower’s business.

(h)                     In accordance with the language in Section 6 applicable to insurance, the Bank shall have received evidence of insurance coverage for the Borrower’s inventory, which shall be in an amount of no less than the Coverage Amount, and shall be issued from an acceptable insurer and in form, scope and substance satisfactory to the Bank and either (i) the Bank shall be named as the loss payee or sole beneficiary under such policy, or (ii) the Borrower shall have provided the Bank with evidence that no less than the Coverage Amount of the proceeds of such policy shall have been collaterally assigned to the Bank pursuant to the insurer’s standard form of collateral assignment.  The Borrower consents to the Bank contacting the insurer to confirm, in its discretion, the foregoing.

(i)                       The Bank shall not have become aware prior to the Closing Date of any material adverse condition or Material Adverse Change in or affecting the Borrower’s business, operations, property or condition (financial or otherwise).

(j)                       Except for financing statements described and identified in connection with Permitted Liens, no financing statement or assignments pursuant to the Assignment of Claims Act of 1940, as amended, covering any of the Collateral or any proceeds thereof is on file in any public office.

Section 5.2                The making of Advances under this Agreement in any form following the Closing Date is subject to the following conditions precedent (all instruments, documents and agreements to be in form and substance satisfactory to Lender and its counsel) following the Closing Date:

(a)                      This Agreement and each of the other Loan Documents shall be effective;

(b)                      No event or condition shall have occurred or become known to the Borrower since the Closing Date, or would result from the making of any requested Advance, which could have a material adverse effect;

(c)                      No Default or Event of Default then exists or after giving effect to the making of the Advance would exist;

(d)                      Each Advance is within and complies with the terms and conditions of this Agreement including; and

(e)                      Each representation and warranty set forth in Section 6 and any other Loan Document in effect at such time (as amended or modified from time to time) is then true and correct in all material respects as if made on and as of such date except to the extent such representations and warranties are made only as of a specific earlier date.

Section 6     REPRESENTATIONS, WARRANTIES AND COVENANTS.

Section 6.1               The Borrower represents, warrants and covenants to the Bank the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which, or compliance with, being a continuing condition of the making of the Loan hereunder by the Bank or under any supplement hereto:

(a)                      Perfection Certificate.  The Borrower have delivered to the Bank a certificate signed by the Borrower and entitled "Perfection Certificate" (the "Perfection Certificate") annexed hereto as Exhibit C.  The Borrower represent and warrant to the Bank as follows:  the Borrower’s exact legal name is that indicated on the Perfection Certificate and on the first and signature pages hereof;  the Borrower is  an organization of the type and organized in the jurisdiction set forth in the Perfection Certificate;  the Perfection Certificate accurately sets forth the Borrower’s organizational identification number or accurately states that the Borrower have none;  the Perfection Certificate accurately sets forth the Borrower’s place of business or, if more than one, the Borrower’s chief executive office as well as the Borrower’s mailing address if different;  the Perfection Certificate accurately sets forth the location of all Collateral; and  all other information set forth in the Perfection Certificate pertaining to the Borrower is accurate and complete.  The Borrower shall promptly notify the Bank in writing if any of the information set forth in the Perfection Certificate has changed and the nature of such change.

(b)             Name; Address; Organization.  Without the prior written notice to and consent from the Bank, the Borrower will not: (i) change the Borrower’s name, the Borrower’s place of business or, if more than one, chief executive office; (ii) change the Borrower’s mailing address or organizational identification number if it has one; and (iii) the Borrower will not change the Borrower’s type of organization, jurisdiction of organization or other legal structure.  If the Borrower does not have an organizational identification number and later obtains one, the Borrower shall forthwith notify the Bank of such organizational identification number.

(c)             Collateral.  The Borrower is the owner of the Collateral, which shall be free from any lien following funding and payment of such indebtedness secured by prior liens on the Closing Date, security interest or other encumbrance, except for the security interest created by this Agreement, set forth in the Perfection Certificate or any Permitted Lien set forth on Schedule 1.70; none of the Collateral constitutes, or is the proceeds of, "farm products" as defined under the UCC; none of the Account Debtors or other persons obligated on any of the Collateral is a governmental authority subject to the Federal Assignment of Claims Act or like federal, state or local statute or rule in respect of such Collateral; the Borrower hold no commercial tort claim, except as indicated in the Perfection Certificate; the Borrower have at all times operated the Borrower’s business in compliance with all applicable provisions of the federal Fair Labor Standards Act, as amended, and with all applicable provisions of federal, state and local statutes and ordinances dealing with the control, shipment, storage or disposal of hazardous materials or substances; and  all other information set forth in the Perfection Certificate pertaining to the Collateral is accurate and complete.  The Borrower shall, upon the Bank’s request, cause the holder of any security interest (except for any Permitted Liens) other than the Bank to terminate same or enter into a subordination agreement acceptable to the Bank.

(d)             Access to Collateral; Records.  The Borrower agrees that so long as any Obligations to the Bank remain outstanding the Bank or the Borrower’s representatives shall have free access to and right of inspection of the Collateral and have full access to and the right to examine and make copies of the Borrower’s Records, to confirm and verify all Accounts, to perform general examinations and to do whatever else the Bank deems necessary to protect the Bank’s interests.  The Borrower further agrees that the Bank may at any time after the occurrence and during the continuation of an Event of Default or an event which would result in a Material Adverse Change remove from the Borrower’s premises or require the Borrower or any accountants and auditors employed by the Borrower to deliver any Records and the Bank may, without cost or expense to the Bank, be provided with access to the Borrower’s personnel, supplies, computer equipment and space at the Borrower’s places.

(e)             Collateral Location.  The Collateral, to the extent not delivered to the Bank pursuant to Section 4.3, will be kept at those locations listed on the Perfection Certificate and the Borrower will not, except in the ordinary course of business, remove the Collateral from such locations, without providing at least thirty (30) days’ prior written notice to the Bank; except for the security interest herein granted, the Borrower shall be the owner of the Collateral free from any lien, security interest or other encumbrance, except for the security interest created by this Agreement or as set forth in the Perfection Certificate or any Permitted Lien, and the Borrower shall defend the same against all claims and demands of all persons at any time claiming the same or any interests therein adverse to the Bank;  the Borrower shall not pledge, mortgage or create, or suffer to exist a security interest in the Collateral in favor of any person other than the Bank;  the Borrower will keep the Collateral in good order and repair, ordinary wear and tear excepted, and will not use the same in violation of law or any policy of insurance thereon; the Borrower will pay promptly when due all taxes, assessments, governmental charges and levies upon the Collateral or incurred in connection with the use or operation of such Collateral or incurred in connection with this Agreement; the Borrower will continue to operate the Borrower’s business in material compliance with all applicable provisions of the federal Fair Labor Standards Act, as amended, and with all applicable provisions of federal, state and local statutes and ordinances dealing with the control, shipment, storage or disposal of hazardous materials or substances;  the Borrower will not sell or otherwise dispose, or offer to sell or otherwise dispose, of the Collateral or any interest therein, except for (i) sales of inventory in the ordinary course of the Borrower’s business and (ii) sales of Borrower’s obsolete or worn-out  equipment or equipment that has been fully depreciated and which in any such case is no longer needed or useful in the conduct of the Borrower’s business; the Borrower will permit the Bank’s representatives, upon reasonable notice (and at any time following the occurrence of an Event of Default or the Maturity Date) to inspect the tangible Collateral and to review and make copies of the Borrower’s Records pertaining to the Collateral, all at the Borrower’s expense, which shall be deemed part of the Obligations; and  the Borrower agrees, upon the Bank’s demand after (i) an Event of Default shall have occurred and remain continuing hereunder, or (ii) an event which would result in a Material Adverse Change in the Collateral, to deliver to the Bank additional Collateral satisfactory to the Bank and/or to make such payment on account of the Obligations as will be satisfactory to the Bank, in the event the market value of any of the Collateral declines and/or any change occurs in the marketability thereof and/or any of the Collateral shall, for any reason, be deemed unsatisfactory to the Bank.

(f)              Location of Records.  The Borrower’s Records and chief executive office are maintained at the address referred to in the Perfection Certificate.  The Borrower shall not change such location without providing prior written notice to and receiving written consent from the Bank prior to making any such change.  The Borrower further agrees to execute any additional documents and consent to the filing of financing statements or other documents or notices which the Bank may require.

(g)            Maintenance of Records.  The Borrower shall maintain the Borrower’s Records, which shall include but not be limited to shipping forms, invoices and other related documents in a form satisfactory and the books, records and accounts, in accordance with generally accepted accounting principles consistently applied.

(h)           Financial Reporting.  The Borrower agrees to furnish the Bank the following financial information:

(1)             audited financial statements for the Guarantor and its subsidiaries, including the Borrower, on a consolidated basis on an annual basis audited by independent public accountants. Such statements shall be without material exception or qualification. All such statements and information shall fairly present in all material respects the Guarantor’s and Borrower’s financial condition as of the dates and the results of the Guarantor’s and Borrower’s operations for the periods, for which the same are furnished and shall be delivered to the Bank as soon as available and in any event within: (a) one hundred and twenty (120) days after the Guarantor’s and Borrower’s fiscal year end; and internally prepared statements observed by independent public accountants (b) sixty (60) days following the end of each fiscal quarter ;

(2)             within twenty (20) days after each month quarter end, monthly accounts receivable reports with agings;

(3)              within ten (10) days after each month end, a current Borrowing Base and Certificate in the form attached hereto as Exhibit D, executed by a Responsible Person denoting Eligible Accounts and Eligible Inventory Amount along with an accounts receivable aging;

(4)             copies of the Borrower’s annual tax return within sixty (60) days of filing;and

(5)             at any time or from time to time with such other information regarding the Borrower’s business affairs and financial condition as the Bank may reasonably request, including, without limitation, balance sheets, statements of profit and loss, financial statements, cash flow and other projections, earnings forecasts, schedules, agings and reports.  The Borrower hereby irrevocably authorizes and directs (and agrees to indemnify such parties for their reliance upon this section) all accountants, auditors or other third parties to deliver to the Bank, at the Borrower’s expense, copies of the Borrower’s financial statements, papers related thereto, and other accounting records of any nature in their possession and to disclose to the Bank any information they may have regarding the Borrower’s business affairs and financial conditions.   Any documents, schedules, invoices or other papers delivered to the Bank may, in the Bank’s sole discretion, be destroyed or otherwise disposed of by the Bank in accordance with its record retention policies or practices.

(i)                      Eligible Accounts.  Each of the Eligible Accounts represents a valid and legally enforceable indebtedness based upon an actual and bona fide sale and delivery of goods or rendition of services in the ordinary course of the Borrower’s business which has been finally accepted by the Account Debtor and for which the Account Debtor is unconditionally liable to make payment of the amount stated in each invoice, document or instrument evidencing the Eligible Account in accordance with the terms thereof, without offset, defense or counterclaim and will be paid in full at maturity.  All statements made and all unpaid balances appearing in the invoices, documents and instruments evidencing each Eligible Account are true and correct and are in all respects what they purport to be and all signatures and endorsements that appear thereon are genuine and all signatories and endorsers have full capacity to contract and each Account Debtor is solvent and financially able to pay in full the Eligible Account when it matures.  None of the transactions underlying or giving rise to any Account shall violate any state or federal laws or regulations, and all documents relating to the Accounts shall be legally sufficient under such laws or regulations and shall be legally enforceable in accordance with their terms and all recording, filing and other requirements of giving public notice under any applicable law have been duly complied with.

(j)                      Insurance.  The Borrower shall at all times maintain, with financially sound and reputable insurers, casualty and hazard insurance with respect to the Collateral for not less than its full market value and against all risks to which it may be exposed.  All such insurance policies shall be in such form, substance, amounts and coverage as may be satisfactory to the Bank and shall provide for ten (10) days minimum prior cancellation notice in writing to the Bank.  At any time after the occurrence and during the continuance of an Event of Default hereunder or an event which would result in a Material Adverse Change, the Bank may act as attorney for the Borrower in obtaining, adjusting, settling, amending and canceling such insurance.  The Borrower shall promptly (a) obtain endorsements to all existing and future insurance policies with respect to the Collateral specifying that the proceeds of such insurance shall be payable to the Bank and the Borrower as the Borrower’s interests may appear and further specifying that the Bank shall be paid regardless of any act, omission or breach of warranty by the Borrower, (b) deliver to the Bank an original executed copy of the certificate of the insurance carrier with respect to such endorsement and, at the Bank’s request, the original or a certified duplicate copy of the underlying insurance policy, and (c) deliver to the Bank such other evidence which is satisfactory to the Bank of compliance with the provisions hereof.

(k)                      Notification of Loss, Damages or Claims.  The Borrower shall promptly notify the Bank in writing of the details of any loss, damage, investigation, action, suit, proceeding or claim relating to the Collateral resulting in a loss or damage to the Collateral or seeking damages in excess of $250,000.00 or which would result in any Material Adverse Change in the Borrower’s business, properties, assets, goodwill or condition, financial or otherwise.

(l)                      Application of Insurance Proceeds.  At the Bank’s option, the Bank may apply any insurance monies received at any time to the cost of repairs to or replacement of the Collateral and/or to payment of any of the Obligations, whether or not due, in any order and in such manner as the Bank, in the Bank’s sole discretion, may determine, provided that, in the case of any insurance monies received in connection with any one casualty event that do not exceed $250,000.00 and further provided that an Event of Default does not exist, the Bank shall return any such insurance moneys to the Borrower and the Borrower will use such moneys to repair or replace the Collateral that was the subject of such casualty event.

(m)                      Periodic Collateral Examinations. The Borrower shall deliver to the Bank each year, or upon the Bank’s request, at any time and from time to time, if an Event of Default shall have occurred and remain continuing hereunder or a Material Adverse Change shall have occurred, an examination report of the Collateral from an independent examiner selected by the Bank and paid by the Borrower, provided that nothing contained in the foregoing shall limit the Bank’s rights to obtain an appraisal of the value of the Collateral the Bank’s own cost and expense from time to time and at any time.

Section 6.2                 Equipment; Maintenance; Use; Prohibitions.  The Borrower shall, at the Borrower’s own expense, keep the Equipment in first class order, repair, running and marketable condition ordinary wear and tear excepted.  The Borrower shall (a) use, store and maintain the Equipment with all reasonable care and caution, and (b) use the Equipment for lawful purposes only and in conformity with applicable laws, ordinances and regulations.  The Equipment is and shall be used in the Borrower’s business and not for personal, family, household or farming use.  The Equipment is now and shall remain personal property and the Borrower shall not permit any of the Equipment to be or become a part of or affixed to real property without (a) prior written notice to the Bank and  the Bank’s written consent and (b) first making all arrangements, and delivering or causing to be delivered to the Bank, such agreements and other documentation requested by the Bank for the protection and preservation of the Bank’s security interests and liens, in form and satisfactory to the Bank, including, without limitation, waivers and subordination agreements by any landlords or mortgagees of statutory and non-statutory liens and rights of distraint.  The Borrower assumes all responsibility and liability arising from or relating to the use, sale or other disposition of the Equipment.

Section 6.3                  Payment of Taxes, Assessments, Charges.  The Borrower shall duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against the Borrower or the Borrower’s properties or assets prior to the date on which penalties attach thereto unless such taxes, assessments, contributions or charges are being properly contested pursuant to appropriate proceedings and for which adequate reserves have been established.  The Borrower shall be liable for any tax or penalty imposed upon any transaction under this Agreement or any supplement hereto or giving rise to the Accounts or any other Collateral or which the Bank may be required to withhold or pay for any reason and the Borrower agrees to indemnify and hold the Bank harmless with respect thereto, and to repay to the Bank on demand the amount thereof, and until paid by the Borrower such amount shall be added to and deemed part of the Obligations owed to the Bank by the Borrower.

Section 6.4                  Investigations, Actions, Proceedings and Claims.  Except as otherwise disclosed to the Bank in writing, there is no present investigation by any governmental agency pending or threatened against the Borrower and there is no action, suit, proceeding or claim pending or threatened against the Borrower or the Borrower’s assets or goodwill, or affecting any transactions contemplated by this Agreement, or any supplement hereto, or any agreements, instruments or documents delivered in connection herewith or therewith before any court, tribunal, arbitrator, or governmental or administrative body or agency which if adversely determined with respect to the Borrower would result in any Material Adverse Change in the Borrower’s business, properties, assets, goodwill, or condition, financial or otherwise.

Section 6.5                 Authorization; Compliance with Laws.  The execution, delivery and performance of this Agreement, any supplement hereto, or any agreements, instruments and documents executed and delivered in connection herewith, are within the Borrower’s powers, have been duly authorized, are not in contravention of law or the terms of the Borrower’s Charter, By-Laws, Certificate of Formation, Operating Agreement, or other incorporation/organizational papers, or of any indenture, agreement or undertaking to which the Borrower are a party or by which the Borrower are bound.

Section 6.6                Determination that LIBOR Rate Lending Unlawful.  If the Bank shall determine (which determination shall, upon notice to the Obligors be conclusive and binding on the Obligors) that the introduction of or any change in or in the interpretation of any law, rule, regulation or guideline (whether or not having the force of law) makes it unlawful, or any central bank or other governmental authority assets that it is unlawful, for the Bank to make, continue or maintain any LIBOR Loan as, or to convert any loan into, a LIBOR Loan of a certain duration, (a) the Bank promptly shall given written notice of such circumstance to the Borrower (which notice may be withdrawn whenever such circumstances no longer exist), (b) the obligations of the Bank to make, continue, maintain or convert into any such LIBOR Loans shall, upon such determination, be suspended until the Bank shall notify the Borrower that the circumstances causing such suspension no longer exist, and (c) upon such notice, all LIBOR Advances shall automatically convert into Prime Advances at the end of the then current Term for each such Advance or sooner, if required by law or as determined by the Bank, in its discretion.

Section 6.7                Further Acts.  The Borrower shall, at the Borrower’s expense, duly execute and deliver, or shall cause to be duly executed and delivered, such further agreements, instruments and documents, including, without limitation, additional security agreements, mortgages, deeds of trust, deeds to secure debt, collateral assignments, Uniform Commercial Code financing statements or amendments or continuations thereof, landlord's or mortgagee's waivers of liens and consents to the exercise by the Bank of all the Bank’s rights and remedies hereunder, under any supplement hereto or applicable law with respect to the Collateral, and do or cause to be done such further acts as may be necessary or proper in the Bank’s opinion to evidence, perfect, maintain and enforce the Bank’s security interest and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any supplement hereto.  Where permitted by law, the Borrower hereby authorizes the Bank to execute and file one or more financing statements and amendments thereto signed only by the Bank.

Section 6.8               Minimum Capital Funds.  The Borrower agrees that so long as any Obligations to the Bank remain outstanding to maintain minimum Capital Funds of not less than Two Million Two Hundred Thousand Dollars ($2,200,000.00).

Section 6.9               Omitted.

Section 6.10            Leverage Ratio.  The Borrower agrees that, so long as any Obligations to the Bank remain outstanding, total unsubordinated liabilities divided by tangible capital funds (defined as net worth plus subordinated debt minus intangible assets) shall at no time exceed 2.0:1

Section 6.11             Additional Indebtedness; Investments or Loans to Affiliates.  The Borrower agrees that so long as any Obligations to the Bank remain outstanding that the Borrower shall not, without the Bank’s prior written consent (which consent will not be unreasonably withheld), incur additional indebtedness other than (i) for the purchase of equipment in the normal course of the Borrower’s business, (ii) invest or extend loans in or to affiliated companies, subsidiaries, and/or officers, directors or shareholders or (iii) other than for the business operations of the Guarantor.  The Borrower represents and warrants that, other than the Obligations contemplated by this Agreement, the outstanding indebtedness owing by the Borrower and its affiliated companies and subsidiaries is set forth on Schedule 6.11.

Section 6.12             Net Loss.  The Borrower agrees that so long as any Obligations to the Bank remain outstanding that the Borrower shall not incur a net loss (on a combined basis) in any fiscal year determined for Borrower and its subsidiaries on a consolidated basis.

Section 6.13              Other Investments.  The Borrower agrees that so long as any Obligations to the Bank remain outstanding that the Borrower shall not, without the Bank’s prior written consent, make, or allow to remain outstanding any investment (whether such investment shall be of character of investment in shares of stock, evidences of indebtedness or other securities or otherwise) in, or any loans or advances to, any individual or entity.

Section 6.14             Checking Accounts.  The Borrower agrees that so long as any Obligations to the Bank remain outstanding that  the Borrower shall (i) maintain with the Bank the Checking Account, and (ii) not maintain any bank accounts at financial institutions (other than with the Bank) without the Bank’s prior written approval and, in the case where the Bank grants such prior written approval, subject to such financial institution entering into a Deposit Account Control Agreement in form and substance satisfactory to the Bank in its sole absolute discretion.

Section 6.15              Dividends; Distributions. The Borrower agrees that, so long as any Obligations to the Bank remain outstanding, commencing with fiscal year 2008 the Borrower shall not pay, declare, make or become obligated to make any dividend or distribution to any of the Borrower’s subsidiaries, parent or shareholders, except that the Borrower may: (i) continue to repay the quarterly installments of $75,000.00 to Subordinated Creditor in connection with the Subordinated Loan and (ii) payment of the Guarantor’s presently existing convertible debt and Guarantor’s income taxes plus such other payments that are no greater than $50,000 per item and $500,000 per fiscal year in the aggregate, provided that with regard to the payments described in subsections as noted on Schedule 6.11 (i) and (ii): (x) no uncured or Event of Default exists; (y) the Borrower is in compliance with the minimum capital funds requirement set forth in Section 6.8;

Section 6.16             Prohibited Transactions.  The Borrower agrees that so long as any of the Obligations to the Bank remain outstanding that the Borrower shall not without the Bank’s prior written consent, which consent shall not be unreasonably withheld, (i) acquire all or a material portion of the shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, or any and all other ownership interests in an entity (other than a corporation) in any one transaction or series of related transactions or enter into any sale and leaseback transaction, or (ii) merge or consolidate with any other entity or commence a dissolution or liquidation.

Section 6.17            No Material Adverse Change.  The Borrower represents and warrants that there has been no Material Adverse Change with respect to the business, operations, performance, assets, properties, condition (financial or otherwise) or prospects of the business of Borrower.  Both before and after making the Loan hereunder, the Borrower will be solvent, able to pay the Borrower’s debts as they mature, the Borrower will have capital sufficient to carry on the Borrower’s business and all businesses in which the Borrower is engaged, and both as of and subsequent to the Closing Date, the fair present saleable value of the Borrower’s assets, calculated on a going concern basis, is in excess of the amount of the Borrower’s liabilities.

Section 6.18            Regulations T, U and X.  The Borrower is not engaged principally, or as one of the Borrower’s important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock.  No part of the proceeds of the Loan will be used, directly or indirectly, whether immediately, incidentally or ultimately (a) to purchase or carry any margin stock or to extend credit to others for the purpose, in each case, violative of or inconsistent with any of the provisions of any regulation of the Board of Governors of the Federal Reserve System, including, with out limitation, Regulations T, U and X.

Section 6.19            The Borrower is not, nor will the Borrower during the term of this  Agreement be, (a) an “investment company”, within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or any foreign, federal or local stature or any other applicable law of the United States of America or any other jurisdiction, in each case limiting its ability to incur indebtedness for money borrowed as contemplated hereby or by any other Loan Document.

Section 6.20             The Borrower represents that neither the Borrower nor any shareholder of the Borrower is (i) a person whose property or interest in property is blocked or subject to blocking pursuant to section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079 (2001), (ii) engaged in any dealings or transactions prohibited by section 2 of such executive order, or is otherwise associated with any such person in any manner violative of section 2 of such executive order, or (iii) a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Section 6.21              The Borrower is not involved in any activity, directly or indirectly, which would constitute a violation of applicable laws concerning money laundering, the funding of terrorism or similar activities.  No part of the proceeds of the Loan will be used to fund activities which would constitute a violation of the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-terrorist Financing Act of 2001.

Section 7    GUARANTY.

Section 7.1                 Guaranty.  Each Guarantor hereby, jointly and severally, irrevocably, absolutely and unconditionally guarantees to the Bank, its successors, endorsees, transferees and assigns the prompt and complete payment by the Borrower, as and when due and payable (whether at stated Maturity or by required prepayment, acceleration, demand or otherwise), of all Obligations and agrees to pay on demand any and all expenses (including counsel fees and expenses, whether incurred by outside counsel or the equivalent market rate of counsel that are employees of the Bank) which may be paid or incurred by any Bank in connection with the administration of the Loan, collecting any or all of the Obligations and/or enforcing any rights under any of the Loan Documents or under the Obligations.

Section 7.2                 Guarantor’s Guaranty Obligations Unconditional.

(a) Each Guarantor hereby guarantees that the Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law now or hereafter in effect in any jurisdiction affecting any such terms or, the rights of the Bank with respect thereto. The Obligations and liabilities of each Guarantor under this Guaranty shall be to the extent permitted by applicable law absolute and unconditional irrespective of: (i) any lack of validity or enforceability of any of the Obligations, any Loan Documents, or any agreement or instrument relating thereto; (ii) any change in the time, manner or place of payment of, or in any other term in respect of, all or any of the Obligations, or any other amendment or waiver of or consent to any departure from any Loan Documents or any other documents or instruments executed in connection with or related to the Obligations; (iii) any exchange or release of, or non-perfection of any Lien on or in, any Collateral, or any release or amendment or waiver of or consent to any departure from any other Guaranty, for all or any of the Obligations; or (iv) any other circumstances which might otherwise constitute a defense (other than indefeasible payment in full) available to, or a discharge of, Borrower or any other Guarantor in respect of the Obligations of any Guarantor in respect of this Guaranty.

(b)                 This Guaranty is a continuing guaranty and shall remain in full force and effect until: (i) the payment in full of all the Obligations and the termination of the Agreement; and (ii) the payment of the other expenses to be paid by the Guarantors pursuant hereto. This Guaranty shall continue to be effective or shall be reinstated, as the case may be, if, at any time, any payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be returned by the Bank upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower and/or any Guarantor or otherwise, all as though such payment had not been made, but in no event shall the Guaranty continue beyond the later of four years from the last of any payments made pursuant to subsections (i) or (ii) set forth immediately above.

(c)                 The Obligations and liabilities of each Guarantor under this Guaranty shall not be conditioned or contingent upon the pursuit by the Bank or any other person at any time of any right or remedy against Borrower or any other Obligors which may be or become liable in respect of all or any part of the Obligations or against any Collateral, security, Guaranty or right of setoff with respect thereto.

(d)                 Each Guarantor hereby consents that, without the necessity of any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Obligations made by the Bank may be rescinded by the Bank and any of the Obligations continued after such rescission.

Section 7.3               Waivers.    To the extent permitted by applicable law, each Guarantor hereby waives: (a) promptness and diligence; (b) notice of or proof of reliance by the Bank upon this Guaranty or acceptance of this Guaranty; (c) notice of the incurrence of any Obligation by Borrower or the renewal, extension or accrual of any Obligation; (d) notice of any actions taken by the Bank, Borrower, any Obligor or any other party under any Loan Document, or any other agreement or instrument relating to the Obligations; (e) all other notices, demands and protests, and all other formalities of every kind other than such as are provided for in the Loan Documents in connection with the enforcement of the Obligations or of the Guaranty Obligations of any Guarantor, the omission of or delay or which, but for the provisions of this Section, might constitute grounds for relieving any Guarantor of its obligations hereunder; and (f) any requirement that the Bank protect, secure, perfect or insure any lien on any Collateral or property subject thereto or exhaust any right or take any action against Borrower, any Obligor, any other person or party or any Collateral.

Section 7.4               Subrogation; Subordination.   Each Guarantor agrees that it defers any rights which it may acquire by way of subrogation under this Guaranty, whether acquired by any payment made hereunder, by any setoff or application of funds of such Guarantor by the Bank or otherwise until the Obligations have been paid in full.  Further, each Guarantor agrees and acknowledges that any right to payment, and any liens securing such payments, that such Guarantor has or shall have against the Borrower and any other Guarantor shall be , at all times, subordinate in all aspects, including extent, validity and priority, to the rights of the Bank.

Section 8    SPECIFIC POWERS.

Section 8.1                The Borrower hereby constitutes the Bank and any agent or designee of the Bank, as the Borrower’s attorney-in-fact, at the Borrower’s own cost and expense, to exercise at any time all or any of the following powers (provided that, in the case of the powers described in clauses (b), (d) and (e), such powers may only be exercised after the occurrence and during the continuance of an Event of Default following notice to cure or an event which would result in a Material Adverse Change) which, being coupled with an interest, shall be irrevocable until all Obligations have been paid in full: (a) to receive, take, endorse, assign, deliver, accept and deposit, in the Bank’s or the Borrower’s name, any and all checks, notes, drafts, remittances and other instruments and documents relating to the Collateral; (b) to receive, open and dispose of all mail addressed to the Borrower and to notify postal authorities to change the address for delivery thereof to such address as the Bank may designate; (c) to transmit to Account Debtors notice of the Bank’s interest therein and to request from such Account Debtors at any time, in the Bank’s or the Borrower’s name or that of the Bank’s designee, information concerning the Accounts and the amounts owing thereon; (d) to notify Account Debtors to make payment directly to the Bank; (e) to take or bring, in the Bank’s or the Borrower’s name, all steps, actions, suits or proceedings deemed by the Bank necessary or desirable to effect collection of the Collateral; and (f) to execute in the Borrower’s name and on the Borrower’s behalf and file any UCC financing statements or amendments thereto, including without limitation UCC financing statements with broader collateral description than that provided in this Agreement, including a description of Collateral as “all assets” or words of similar meaning.  The Borrower also ratifies the Borrower’s authorization to the Bank to have filed one or more financing statements or amendments thereto if filed prior to the date of this Agreement.  The Borrower hereby releases the Bank and the Bank’s officers, employees, agents, professionals and designees, from any liability arising from any act or acts under this Agreement or in furtherance thereof, whether of omission or commission, and whether based upon any error of judgment or mistake of law or fact, except in the case of the Bank’s gross negligence or willful misconduct.

Section 9    EVENTS OF DEFAULT AND REMEDIES.

Section 9.1               All Obligations shall be, at the Bank’s option, immediately due and payable without notice or demand (notwithstanding any deferred or installment payments allowed, if any, by any instrument evidencing or relating to the Obligations) and any provision of this Agreement or any supplement hereto, as to future loans and advances by the Bank shall, at the Bank’s option, terminate forthwith, upon the termination or non-renewal of this Agreement or upon the occurrence and continuation following written notice thereof by the Bank to the Borrower of any one or more of the following ("Events of Default"):

(a)                      if the Borrower shall (i) fail to pay to the Bank when due any amounts owing to the Bank under any Obligation, and in the case of any amount other than an amount of principal or interest in respect of any Advance and any such amounts remain unpaid for more than ten (10) days from the due date, (ii) shall breach any of the terms, covenants, conditions or provisions of this Agreement, any supplement hereto or any other Loan Document and such failure shall continue for more than ten (10) days, or (iii) shall breach any of the terms, covenants, conditions or provisions of any document evidencing or governing any indebtedness between any other third person or entity and the Borrower and as a result of such breach, such third party shall and has or shall be entitled to accelerate such indebtedness and Borrower has not cured such events, or (iv) Borrower shall breach any of the terms, covenants, conditions or provisions of any other agreement between any other third person or entity and the Borrower and as a result of such breach, such third party shall or shall be entitled to terminate such agreement and the termination of such agreement would result in a Material Adverse Change;

(b)                      the occurrence and continuation of an Overadvance for more than ten (10) days following the Bank’s written notice to Borrower of such Overadvance;

(c)                      if any representation, warranty, or statement of fact made to the Bank at any time by the Borrower or on the Borrower’s behalf is false or misleading in any material respect;

(d)                      if (i) the Borrower or Guarantor shall become insolvent, fail to meet the their debts as they mature, call a meeting of creditors or have a creditors' committee appointed, make an assignment for the benefit of creditors, commence or have commenced against the Borrower or them any action or proceeding for relief under any bankruptcy law (and, in the case of any such action or proceeding commenced against the Borrower such action or proceeding shall not be dismissed within 60 days), or (ii) a lien or encumbrance of any type or nature attaches to the assets of the Borrower or the Collateral and is not released or removed within fifteen (15) days; or (iii) a judgment is rendered against the Borrower or Guarantor in excess of $250,000.00 that is not fully covered by insurance or which is not satisfied and paid within thirty (30) days after entry thereof or the execution or other enforcement thereof stayed, or (iv) the Borrower suspends or discontinues doing business for any reason, or if a receiver, custodian or trustee of any kind is appointed for the Borrower or any of the Borrower’s or assets or properties;

(e)                      if there shall be a Material Adverse Change from the date hereof; or

(f)                       if at any time the Bank shall, in the Bank’s commercially reasonable discretion, consider the Obligations insecure or any part of the Collateral unsafe, insecure or insufficient and the Borrower shall, on the Bank’s demand, be unable to furnish other Collateral or make payment on account, satisfactory to the Bank.

Section 9.2               Upon the occurrence and continuation of any Event of Default and at any time thereafter during the continuance of such Event of Default, the Bank shall have the right (in addition to any other rights the Bank may have under this Agreement, any supplement hereto or otherwise available under applicable law) without notice to the Borrower, at any time and from time to time, in the Bank’s discretion, with or without judicial process or the aid or assistance or others and without cost to the Bank to appropriate, set off and apply to the payment of any or all of the Obligations, any or all Collateral, in such manner as the Bank shall in the Bank’s sole discretion determine; to enforce payment of any Collateral; to settle, compromise or release in whole or in part, any amounts owing on the Collateral; to prosecute any action, suit or proceeding with respect to the Collateral; to extend the time of payment of any and all Collateral; to make allowances and adjustments with respect thereto; to issue credits in the Bank’s or the Borrower’s name; to sell, assign and deliver the Collateral (or any part thereof) at public or private sale, at broker's board, for cash, upon credit or otherwise, at the Bank’s sole option and discretion, and the Bank may bid or become purchaser at any such sale, if public, free from any right of redemption which is hereby expressly waived; and, with respect to the Inventory or Equipment, to enter upon any premises on or in which any of the Inventory or Equipment may be located and, without resistance or interference by the Borrower, take possession of the Inventory and the Equipment; to complete processing, manufacturing and repair of all or any portion of the Inventory; to sell, foreclose or otherwise dispose of any part or all of the Inventory and the Equipment on or in any of the Borrower’s premises or premises of any other party; to require the Borrower, at the Borrower’s expense, to assemble and make available to the Bank any part or all of the Inventory and the Equipment at any place and time designated by the Bank; and to remove any or all of the Inventory and the Equipment from any premises on or in which the same may be located, for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose.

Section 9.3                In the event the Bank seeks to take possession of all or any portion of the Collateral by judicial process, the Borrower irrevocably waive: (a) the posting of any bond, surety or security with respect thereto which might otherwise be required, (b) any demand for possession prior to the commencement of any suit or action to recover the Collateral, and (c) any requirement that the Bank retain possession and not dispose of any Collateral until after trial or final judgment.

Section 9.4                 If notice of the intended disposition of Collateral is required by law, the Borrower agrees that the giving of seven (7) days notice by the Bank (unless a shorter period of time is permitted under the UCC), sent by ordinary mail, postage prepaid, to the Borrower’s address set forth herein, designating the place and time of any public sale or of the time after which any private sale or other intended disposition of the Collateral is to be made, shall be deemed to be reasonable notice thereof and the Borrower waive any other notice with respect thereto.

Section 9.5                The Bank shall have no obligation to clean-up or otherwise prepare the Collateral for sale.

Section 9.6                The Bank may sell the Collateral without giving any warranties as to the Collateral.  The Bank may disclaim any warranties of title or the like.

Section 9.7                To the extent that applicable law imposes duties on the Bank to exercise remedies in a commercially reasonable manner, the Borrower acknowledges and agrees that it is not commercially unreasonable for the Bank (a) to fail to incur expenses reasonably deemed significant by the Bank to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against Account Debtors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against Account Debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other persons, whether or not in the same business as the undersigned, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (h) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, (k) to purchase insurance or credit enhancements to insure the Bank against risks of loss, collection or disposition of Collateral or to provide the Bank a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by the Bank, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Bank in the collection or disposition of any of the Collateral. The Borrower acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by the Bank would not be commercially unreasonable in the Bank’s exercise of remedies against the Collateral and that other actions or omissions by the Bank shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation upon the foregoing, nothing contained in this Section shall be construed to grant any rights to the Borrower or to impose any duties on the Bank that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

Section 9.8               The Bank shall not be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of its rights hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights, however existing or arising. To the extent that the Borrower lawfully may, the Borrower hereby agrees that the Borrower will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of the Bank’s rights under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that the Borrower lawfully may, the Borrower hereby irrevocably waives the benefits of all such laws.

Section 9.9                 The net cash proceeds resulting from the exercise of any of the foregoing rights or remedies shall be applied by the Bank to the payment of the Obligations in such order as the Bank may elect, and the Borrower shall remain liable to the Bank for any deficiency.  Without limiting the generality of the foregoing, if the Bank enters into any credit transaction, directly or indirectly, in connection with the disposition of any Collateral, the Bank shall have the option, at any time, in the Bank’s sole discretion, to reduce the Obligations by the principal amount of such credit transaction or to defer the reduction thereof until actual receipt by the Bank of cash or other immediately available funds in connection therewith.

Section 9.10                 The enumeration of the foregoing rights and remedies is not intended to be exclusive, and such rights and remedies are in addition to and not by way of limitation of any other rights or remedies the Bank may have under the UCC or other applicable law.  The Bank shall have the right, in the Bank’s sole discretion, to determine which rights and remedies, and in which order any of the same, are to be exercised, and to determine which Collateral is to be proceeded against and in which order, and the exercise of any right or remedy shall not preclude the exercise of any others, all of which shall be cumulative.

Section 9.11                  No act (other than a waiver in writing), failure or delay by the Bank shall constitute a waiver of any of the Bank’s rights and remedies.  No single or partial waiver by the Bank of any provision of this Agreement or any supplement hereto, or breach or default thereunder, or of any right or remedy which the Bank may have shall operate as a waiver of any other provision, breach, default, right or remedy or of the same provision, breach, default, right or remedy on a future occasion.

Section 9.12                   Upon the occurrence and continuation of an Event of Default and following issuance by the Bank of a written notice with right to cure, all or any one or more of the rights, powers, privileges and other remedies available to the Bank against the Obligors under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, the Obligors or at law, equity or otherwise may be exercised by the Bank at any time and from time to time, whether or not the Bank shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan documents with respect to the Collateral.  Any such actions taken by the Bank may be pursued independently, singly, successively, together or otherwise, at such time and in such order as the Bank may determine in its sole and absolute discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of the Bank permitted by law, equity or contract or as set forth herein or in the other Loan Documents.  Without limiting the generality of the foregoing, the Obligors agree that if an Event of Default exists (a) the Bank is not subject to any “one action” or “election of remedies” law or rule, and (b) all liens and other rights, remedies or privileges provided to the Bank shall remain in full force and effect until the Bank has exhausted all of its remedies resulting in the satisfaction and payment in full of all Obligations.

Section 9.13                    The Borrower waives presentment, notice of dishonor, protest and notice of protest of all instruments included in or evidencing any of the Obligations or the Collateral and any and all notices or demands whatsoever (except as expressly provided herein).  The Bank may, at all times, proceed directly against the Borrower to enforce payment of the Obligations and shall not be required to take any action of any kind to preserve, collect or protect the Bank’s or the Borrower’s rights in the Collateral.

Section 10    EFFECTIVE DATE; TERMINATION; COSTS.

Section 10.1                     This Agreement shall become effective upon acceptance by the Bank and shall continue in full force and effect until Maturity Date.  The Bank shall have the right to terminate this Agreement immediately at any time upon the occurrence of an Event of Default.  No termination of this Agreement, however, shall relieve or discharge the Borrower of the Borrower’s duties, Obligations and covenants hereunder until all Obligations have been paid in full, and the Bank’s continuing security interest in the Collateral shall remain in effect until such time that the Obligations have been fully discharged.

Section 10.2                      This Agreement, any supplement hereto, and any agreements, instruments or documents delivered or to be delivered in connection herewith represent the Borrower’s entire agreement and understanding concerning the subject matter hereof and thereof, and supersede all other prior and contemporaneous agreements, understandings, negotiations and discussions, representations, warranties, commitments, offers, contracts, whether oral or written.

Section 10.3                        No provision hereof shall be modified or amended orally or by the Bank’s conduct but only by a written instrument expressly referring hereto signed by both parties.

Section 10.4                       Upon the Bank’s request, the Borrower shall pay to the Bank, or reimburse the Bank for, all sums, costs and expenses which the Bank may pay or incur in connection with or related to the negotiation, preparation, consummation, administration and enforcement of this Agreement, any supplement hereto, and all other agreements, instruments and documents in connection herewith and therewith, and the transactions contemplated hereunder and thereunder, together with any amendments, supplements, consents or modifications which may be hereafter made or entered into in respect hereof or thereof, and all efforts made to defend, protect or enforce the security interest granted herein or therein or in enforcing payment of the Obligations, including without limitation, appraisal fees, filing fees and taxes, title insurance premiums, recording taxes, expenses for searches, expenses heretofore incurred by the Bank and from time to time hereafter during the Bank’s periodic field examinations of the Collateral and the Borrower’s operations, wire transfer fees, check dishonor fees, the fees and disbursements of counsel to the Bank, all fees and expenses for the service and filing of papers, premiums on bonds and undertakings, fees of marshals, sheriffs, custodians, auctioneers and others, travel expenses and all the Bank’s costs and collection charges, all of which shall be part of the Obligations and shall accrue interest after demand thereof at a rate equal to the highest rate then payable on any of the Obligations.

Section 11      NOTICES.

Section 11.1                       All notices, requests and demands to or upon the respective parties hereto shall be given either by hand delivery, facsimile or by Federal Express, UPS, DHL, Express Mail or any other recognized overnight delivery service, and in any such case shall be deemed to have been given and received (i) in the case of any notice given by hand delivery or overnight delivery service, upon delivery thereof during normal business hours to the Borrower (or, if after normal business hours of the Borrower, on the next business day) and (ii) in the case of an notice given by facsimile, upon transmission thereof confirmed by electronic confirmation from the sending facsimile machine during normal business hours of the Borrower (or, if after normal business hours of the Borrower, on the next business day).  All notices, requests and demands are to be given or made to the respective parties at the address (or to such other addresses as either party may designate by notice in accordance with the provisions of this section) set forth herein.

Section 12     WAIVER OF JURY TRIAL; JURISDICTION; CHOICE OF LAW.

Section 12.1                     JURY WAIVER.  THE BORROWER AND THE BANK EACH HEREBY WAIVE ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND SUPPLEMENT HERETO, THE OBLIGATIONS, THE COLLATERAL OR ANY SUCH OTHER TRANSACTION.

Section 12.2                     Waiver of Setoff and Counterclaims.  The Borrower hereby waives its rights to object to setoff and to interpose counterclaims in the event of any litigation with respect to any matter connected with this Agreement, any supplement hereto, the Obligations, the Collateral or any other transaction between the parties.

Section 12.3                     Consent to Non-Exclusive Jurisdiction.  The Borrower hereby irrevocably consents and submits to the non-exclusive jurisdiction of the Supreme Court of the State of New York, New York County and the United States District Court for the Southern District of New York in connection with any action or proceeding of any kind arising out of or relating to this Agreement, any supplement hereto, the Obligations, the Collateral or any such other banking transaction involving the Obligors and the Bank.

Section 12.4                      Service.  With respect to any such action, proceeding or claim the Borrower consents to accept service of process and any legal summons, complaint or other process to be served upon the Borrower and consent that same may be served by mailing a copy by certified mail directed to the Borrower at the Borrower’s address set forth below.  Such mailing shall be deemed personal service upon the Borrower effective on delivery thereof and shall be legal and binding upon the Borrower in any such action, proceeding or claim.  Within thirty (30) days after such mailing, the Borrower shall appear, answer, or otherwise move in respect of such summons, complaint or other process.  If the Borrower fails to appear or answer within the thirty (30) day period, the Borrower shall be deemed in default and judgment may be entered by the Bank against the Borrower for the amount of the claim and other relief requested therein.

Section 12.5                     Applicable Law.  This Agreement and all transactions thereunder shall be deemed to be consummated in the State of New York and shall be governed by and interpreted in accordance with the internal laws of that State.  If any part or provision of this Agreement is invalid or in contravention of any applicable law or regulation, such part or provision shall be severable without affecting the validity of any other part or provision of this Agreement.

Section 13   MISCELLANEOUS.

Section 13.1                    This Agreement may be executed in several counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same Agreement.

Section 13.2                    Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of an executed counterpart of this Agreement.

Section 13.3                   The USA Patriot Act of 2001 (Public Law 107-56) and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution.  Consequently, the Bank, may from time-to-time request, and Borrower shall provide to the Bank, Borrower’s name, address, tax identification number and/or such other identification information as shall be necessary for the Bank to comply with federal law.  An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

[signatures on the following page]

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the day and year first written above.

BORROWER:

FREUNDLICH SUPPLY COMPANY, INC.

By: ________________________________________
                                                                                                       Andrew Prince, President and Chief Executive Officer

GUARANTOR:

PRECISION AEROSPACE COMPONENTS, INC.

By: ________________________________________
                                                                                                      Andrew Prince, President and Chief Executive Officer

Accepted on this _____ day of _______________, 2008

ISRAEL DISCOUNT BANK OF NEW YORK

By:  _____________________________________
Name:  Leon Terrano
Title:    Senior Vice President

By:  _____________________________________
Name:
Title:

SCHEDULE 1.18

SCHEDULE OF CHECKING ACCOUNTS

Description of Account	Account No.
Signature Bank – Lockbox Account	1500852638
Signature Bank – Checking	1500852611
Wachovia – Payroll	2000012549667

SCHEDULE 1.35

SCHEDULE OF LOAN FEES1

Description of Fee, Charge or Premium	Amount

Closing Fee	$0.00
Closing Legal Fee	$0.00
Field Exam Fee (Daily) (to be paid directly to field examiner)	Actual Fees
Exam Fee (Monthly Collateral monitoring fee)	$500.00
Late Payment Premium	5% of Late Payment Amount
Line Fee	$5,000.00
Unused Line Fee	$0.00

1           As noted in Section 3, this Schedule of Fees is applicable to the subject Loan and supplements all other schedules of fees and charges, as may be amended and updated by the Bank from time to time, for financial services and products offered by Bank.  The Schedule does not include additional fees that may become due and payable upon a Default or Event of Default.

SCHEDULE 1.47

SCHEDULE OF LETTER OF CREDIT AND COLLECTION CHARGES2

2           As noted in Section 3, this Schedule of Fees may be amended and updated by the Bank from time to time.  This Schedule does not include additional fees that may become due and payable upon a Default or Event of Default.

 SCHEDULE 1.70

SCHEDULE OF PERMITTED LIENS

Full UCC Filing on assets of Borrower by Subordinated Creditor

SCHEDULE 5.1

SCHEDULE OF COVERAGE AMOUNT

No less than $3,000,000.00

SCHEDULE 6.11

SCHEDULE OF OTHER INDEBTEDNESS

1.	$750,000 Note Payable to Subordinated Creditor, which had an outstanding principal balance of $375,000.00 as of March 1, 2008

2.	$1,000,000 Unsecured Convertible Note Payable by Guarantor to Barron Partners

EXHIBIT A

PROMISSORY NOTE

$3,000,000.00	March __ , 2008

FOR VALUE RECEIVED, the undersigned promises to pay to the order of ISRAEL DISCOUNT BANK OF NEW YORK (“Bank”) at its principal office, located at 511 Fifth Avenue, New York, NY 10017, the principal sum of THREE MILLION ($3,000,000.00), or, if less, the aggregate unpaid principal amount of all advances (including, but not limited to those  arising  out  of  letters  of  credit issued by the Bank, acceptances and other indebtedness, each an “Advance” and collectively, the “Advances”) made by the Bank, in its sole discretion, to the undersigned from time to time, as set forth on the Bank’s computer system on the Loan Enquiry Page(s) (“Loan Enquiry Page(s)”) on the maturity date of each such Advance either as shown on the Loan Enquiry Page(s) or by acceleration, or on demand. The undersigned shall also pay to the Bank interest, fees and costs as set forth in that certain Loan and Security Agreement (“Agreement”) executed by and between the Borrower and the Bank contemporaneously herewith.

Each Advance hereunder shall bear interest on the unpaid principal amount thereof for the interest period applicable thereto at the interest rate (“Rate”) (as set forth and defined in the Agreement).

The undersigned shall provide the Bank with prior notification of each Advance requested hereunder in accordance with the terms of Section 2 of the Agreement.  All requests for Advances shall be irrevocable and shall be in accordance with the terms and conditions set forth in the Agreement.

The Bank may act without liability upon the basis of telephonic notice believed by the Bank in good faith to be from the undersigned.  The undersigned shall immediately confirm to the Bank, in writing, each telephonic notice.  All Advances are made in accordance with the Agreement and the Bank, in accordance with the conditions of the Agreement and without notice to the undersigned, may decline to make any Advance requested by the undersigned.  The undersigned hereby expressly authorizes the Bank to record in its computer system the amount and date of each Advance, the applicable rate of interest, the applicable Term for each Advance, the maturity date, and each payment of principal and interest thereon.  In the event of any discrepancy between any such notation by the Bank and any records of the undersigned, the records of the Bank shall be controlling and conclusive.

Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed (but in no event in excess of the maximum rate permitted by law).  Interest on Advances hereunder shall be payable in accordance with the terms of the Agreement.

 In accordance with the terms of the Agreement, the undersigned authorizes the Bank to charge any of the undersigned’s deposit accounts for payments of principal, interest or other amounts due and owing.  Any payment of principal or interest payable hereunder, which is not paid when due, shall be subject to a Late Payment Premium (as described in the Agreement) and shall bear interest from the date due until paid in full at a rate per annum equal to five percent (5%) above the interest rate in effect with respect thereto.  Additional amounts may be due in accordance with the Agreement.

Subject to the terms and conditions of the Agreement, the undersigned may borrow, repay in whole or in part, and re-borrow on a revolving basis up to the maximum amount of this Note.

Any Advance may be prepaid in full or in part, on any Business Day, upon five (5) days prior written notice to the Bank of such prepayment, subject to a prepayment premium equal to the amount of interest which the Bank would have earned on the principal amount so prepaid at the then current Rate from the date of such prepayment to the last day of the then current Interest Period for such Advance.  The Bank shall not be obligated to accept any prepayment of an Advance unless it is accompanied by the prepayment premium.

If any amount payable on any Obligations (as defined in the Agreement) of the undersigned to the Bank shall not be paid when due, then this Note and the principal of and accrued interest on each Advance evidenced hereby shall, unless the Bank shall otherwise elect, become forthwith due and payable in full, without protest, presentment, notice or demand, all of which are expressly waived by the undersigned.

As security for the payment of all the Obligations, the undersigned has granted to the Bank a security interest in, and a general lien upon and/or right of set-off of, the Collateral, as further described in the Agreement.

The Bank, at its discretion, whether any Obligations be due may, in its name or in the name of the undersigned or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for, or make any compromise or settlement deemed desirable with respect to, any of the Collateral, but shall be under no obligation so to do, or the Bank may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, or release, any of the Collateral, without thereby incurring responsibility to, or discharging or otherwise affecting any liability of, the undersigned.  The Bank shall not be required to take any steps necessary to preserve any rights of prior parties to any of the Collateral.  Upon default hereunder or in connection with any of the Obligations (whether such default be that of the undersigned or of any other party obligated thereon), the Bank shall have the rights and remedies provided by law; and the Bank may sell or cause to be sold in such places as it may determine, in its sole discretion, in one or more sales or parcels, at such price as the Bank may deem best, and for cash or on credit or for future delivery, without assumption of any credit risk, all or any of the Collateral, at any brokers’ board or at public or private sale, without demand of performance or notice of intention to sell or of time or place of sale (except such notice as is required by applicable statute and cannot be waived), and the Bank or anyone else may be the purchaser of any or all of the Collateral so sold and thereafter hold the same, absolutely free from any claim or right of whatsoever kind, including any equity of redemption, of the undersigned, any such demand, notice or right and equity being hereby waived and released.  The undersigned will pay to the Bank all reasonable out of pocket expenses (including reasonable expense for legal services of every kind) of, or incidental to, the enforcement of any of the provisions hereof or of any of the Obligations, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement of any of the Collateral or receipt of the proceeds thereof, and for the care of the Collateral and defending or asserting the rights and claims of the Bank in respect thereof, by litigation or otherwise, including expense of insurance, and all such expenses shall be indebtedness within the terms of this Note.  The Bank, at any time, at its option, may apply the net cash receipts from the Collateral to the payment of principal of and/or interest on any of the Obligations, whether or not then due, making proper rebate of interest or discount.  Notwithstanding that the Bank, whether in its own behalf and/or in behalf of another and/or of others, may continue to hold Collateral and regardless of the value thereof, the undersigned shall be and remain liable for the payment in full, principal and interest, of any balance of the Obligations and expenses at any time unpaid.

The undersigned represents and warrants that:  it is a corporation duly organized and validly existing under the laws of the state of its incorporation and is duly qualified to do business and is in good standing in every state where the failure to qualify would materially and adversely affect the financial condition of the undersigned, and the execution, issuance and delivery of this Note by the undersigned are within its corporate powers and have been duly authorized by all necessary corporate action, and this Note is valid, binding and enforceable in accordance with its terms, and is not in violation of law or of the terms of the undersigned's Articles or Certificate of Incorporation or By-Laws and does not result in the breach of or constitute a default under any indenture, agreement or undertaking to which the undersigned is a party or by which it or its property may be bound or affected.

Upon the occurrence of any of the following specified events of default (each an “Event of Default) set forth in the Agreement; THEN, in any such event, and at any time thereafter, unless and to the extent that the Bank shall otherwise elect, if any Event of Default shall then be continuing, the principal and the accrued interest in respect of each Advance under this Note shall become immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the undersigned.

Notwithstanding anything to the contrary contained elsewhere in this Note, if any change after the date hereof in law, rule, regulation, guideline or order or in the interpretation thereof by any governmental authority charged with the administration thereof, shall make it unlawful for the Bank to make or maintain any Advance based upon LIBOR, then, by written notice to the undersigned, the Bank may require that such Advance be converted to an Advance based on the Prime Rate, whereupon such Advance shall be automatically converted as of the date of such notice to the undersigned.

In the event that any change in applicable law or regulation, or in the interpretation thereof by any governmental authority charged with the administration thereof, shall impose on or deem applicable to the Bank any reserve requirements against this Note or impose upon the Bank any other costs or assessments (the “Additional Costs”), the undersigned shall pay to the Bank, on demand (which demand shall be in writing and which will set forth a calculation of such Additional Costs), an amount sufficient to compensate the Bank for the Additional Cost resulting from the maintenance or imposition of such reserves, costs or assessments.  The calculation of amount of the Additional Costs shall, absent manifest error, be presumed correct.

Any consents, agreements, instructions or requests pertaining to any matter in connection with this Note, signed by any one of the undersigned, shall be binding upon all of the undersigned. This Note shall not be assigned by the undersigned without the Bank’s prior written consent.

THE UNDERSIGNED IN ANY LITIGATION (WHETHER OR NOT ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OTHER OBLIGATIONS OR LIABILITY OF THE UNDERSIGNED TO THE BANK) IN WHICH THE BANK AND THE UNDERSIGNED SHALL BE ADVERSE PARTIES, WAIVES TRIAL BY JURY AND THE RIGHT TO INTERPOSE ANY DEFENSE, SET-OFF OR COUNTERCLAIM OF ANY NATURE OR DESCRIPTION.  THE UNDERSIGNED AGREES TO PAY ON DEMAND ALL OF THE BANK'S ACTUAL COSTS AND EXPENSES, INCLUDING REASONABLE COUNSEL FEES, IN CONNECTION WITH COLLECTION OF ANY AMOUNTS DUE TO THE BANK AND ENFORCEMENT OF ITS RIGHTS UNDER THIS NOTE.

The undersigned agrees that the action, proceeding or claim against it arising out of, or relating in any way to, this Note may be brought and enforced in the courts of the State of New York or of the United States of America for the Southern District of New York, and hereby irrevocably submits to each such jurisdiction, which jurisdiction shall be non-exclusive.  With respect to any such action, proceeding or claim, the undersigned consents to accept service of process pursuant to the terms of the Agreement.

No modification or waiver of any provision of this note and no consent by the Bank to any departure therefrom by the undersigned shall be effective unless such modification or waiver shall be in writing and signed by a duly authorized officer of the Bank, and the same shall then be effective only for the period and on the conditions and for the specific instances specified in such writing. No failure or delay by the Bank in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other rights, power or privilege.

The rights, remedies, and benefits herein expressly specified are cumulative and not exclusive of any rights, remedies or benefits which the Bank may otherwise have.  The undersigned hereby waives demand, presentment, notice of dishonor and protest of all instruments included in or evidencing the Note and any Obligations and any and all other notices.

The undersigned acknowledges that this Note is an instrument for the payment of money only within the meaning of Section 3213 of the New York Civil Practice Law & Rules.

In the event any one or more of the provisions in this Note should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

This Note and the provisions hereof are to be binding upon the respective heirs, estate, administrators, executors, assigns or successors of the undersigned; and they are to be construed according to and governed by the internal laws of the State of New York.

FREUNDLICH SUPPLY COMPANY, INC.                                                                                                                     Attest:

By:  ______________________________                                                                                                                     _____________________________
Name: Andrew Prince                                                                                                                         Name:
Title: President and Chief Executive Officer                                                                                                               Title: Corporate Secretary

CORPORATE ACKNOWLEDGMENT
(FREUNDLICH SUPPLY COMPANY, INC.)

STATE OF NEW YORK	)
)ss.
COUNTY OF	)

I certify that on the date set forth below, the duly appointed corporate officer of the referenced corporation personally came before me, a notary public, and acknowledged under oath, to my satisfaction, that s/he is an officer of the referenced corporation, and that as such, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing on behalf of the corporation and that this document was signed and delivered by the corporation as its voluntary and authorized act.

Signed and sworn to before me on
this ______ day of March, 2008.

____________________________
Notary Public
Name:
My Commission Expires ________                                                                                                (seal)

EXHIBIT B
FORM OF ADVANCE REQUEST NOTICE

Date:  ___________, _____
To:	Israel Discount Bank of New York

Ladies and Gentlemen:

Reference is made to that certain Loan and Security Agreement (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among FREUNDLICH SUPPLY COMPANY, INC., a New York corporation (the “Borrower”) and Israel Discount Bank of New York, as lender (“Bank”).  The undersigned hereby requests (select one):

[ ]	Advance of Funds (Prime Advance)

[ ]	Advance of Funds (LIBOR Advance)

(Select term: [ ] 1 month, [ ] 3 months or [ ] 6 months)

[ ]	Extension of Prior LIBOR Advance: Amount $__________ Current Term Exp. Date ___ / ___ / ___

(Select extension term: [ ] 1 month, [ ] 3 months or [ ] 6 months)

[ ]	Bankers Acceptance for Letter of Credit No.__________________ dated issued ____ /____ /_____

Beneficiary________________ Original Amount ____________ Amount of Draw ___________

(Select term: [ ] 1-30 days, [ ] 31-60 days, [ ] 61-90 days, [ ] 91-120 days, [ ] 121-150 days or [ ] 121-150 days)

[ ]	Bankers Acceptance Extension: Amount $____________ Bankers Acceptance Issue Date ___ / ___ / ___

(Select term: [ ] 1-30 days, [ ] 31-60 days, [ ] 61-90 days, [ ] 91-120 days, [ ] 121-150 days or [ ] 121-150 days)

[ ]	Issuance of a Letter of Credit (Please attached the necessary forms, including the Letter of Credit Application)

Please take the requested action on ___________ (a Business Day), in the amount of $________________.  The undersigned certifies that the requested Advance will not cause the Total Outstandings to exceed the Maximum Amount available under the Loan (as those terms are defined in the Agreement).  The Borrower further certifies that it is in compliance with the Agreement and no Event of Default exists.

FREUNDLICH SUPPLY COMPANY, INC.

By: __________________________________________
Name: ________________________________________
Title: _________________________________________

EXHIBIT C

PERFECTION CERTIFICATE

FREUNDLICH SUPPLY COMPANY, INC. ("Obligor"), by and through the below named officer, hereby certifies, with reference to the attached Loan Agreement (the "Loan Agreement") with Israel Discount Bank of New York ("Bank"), as follows: All capitalized terms not otherwise defined herein shall have the meaning set forth in the Loan and Security Agreement.

1.	Name.	The exact legal name of the Obligor as that name appears on its Articles / Certificate of Incorporation is as follows:

FREUNDLICH SUPPLY COMPANY, INC.

2.                               Other Identifying Factors.

(a)                                           The following is the mailing address of the Obligor:

2200 Arthur Kill Road, Staten Island, New York 10309

(b)	If different from its mailing address, the Obligor's place of business or, if more than one, its chief executive office is located at the following address:

Address                                County                                State

Not applicable

(c)                                           The following is the type of organization of the Obligor:

Corporation

(d)                                           The following is the jurisdiction of the Obligor's organization:

Delaware

(e)	The following are the Obligor's federal taxpayer identification number and state issued organizational identification number [state “None" if the state does not issue such a number]:

20-5199557

3.                                Other Names, Etc.

(a)
The following is a list of all other names (including trade names used by the Obligor), or any other business or organization to which the Obligor became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, now or at any time during the past five years:

None

4.                                Other Current Locations.

(a)
The following are all other locations in the United States of America in which the Obligor maintains any books or records relating to any of the Collateral consisting of accounts, instruments, chattel paper, general intangibles or mobile goods:

Address                                County                                State

None

(b)	The following are all other places of business of the Obligor in the United States of America:

Address                                County                                State

None

(c)	The following are all other locations in the United States of America where any of the Collateral consisting of inventory or equipment is located:

Address                                County                                State

None

(d)
The following are the names and addresses of all persons or entities other than the Obligor, such as lessees, consignees, warehousemen or purchasers of chattel paper, which have possession or are intended to have possession of any of the Collateral consisting of instruments, chattel paper, inventory or equipment:

Name                                Mailing Address                                                      County                      State

None

5.                                Prior Locations.

(a)
Set forth below is the information required by §4(a) or (b) with respect to each location or place of business previously maintained by the Obligor at any time during the past five years in a state in which the Obligor has previously maintained a location or place of business at any time during the past four months:

Address                                County                                State

None

(b)
Set forth below is the information required by §4(c) or (d) with respect to each other location at which, or other person or entity with which, any of the Collateral consisting of inventory or equipment has been previously held at any time during the past twelve months:

Address                                County                                State

None

6.                                Existing Liens, If Any.

Collateral                                           Secured Party (name and address)

                                                                                                            Greater Bay Business Funding, a division of Greater Bank, N.A., which shall be released simultaneously with funding under this facility

7.                                Commercial Tort Claims, If Any.  (brief description of claim and party)

                                                                     None

IN WITNESS WHEREOF, we have hereunto signed this Certificate on March _____, 2008.

                                                                                                        FREUNDLICH SUPPLY COMPANY, INC.

By:  ______________________________
Andrew Prince, President and Chief Executive Officer

EXHIBIT D

BORROWING BASE CERTIFICATE

Calculated as of ___________  _____, 200__

The undersigned DOES HEREBY CERTIFY, pursuant to that certain Loan and Security Agreement (as such agreement may be amended, restated, supplemented or otherwise modified from time to time, the “Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement), among FREUNDLICH SUPPLY COMPANY, INC. (the “Borrower”) and ISRAEL DISCOUNT BANK OF NEW YORK (the “Bank”), as follows:

(a)           attached as Schedule 1 (or such other form as the Bank agrees to accept in connection with this Agreement) hereto is a true and correct calculation of the Borrowing Base as of the date set forth above; and

(b)           the Borrower has no reason to believe that the sum of the Total Outstandings as of the date hereof would exceed the Borrowing Base if such Borrowing Base was computed as of the date of this certificate; and

(c)           as of the date hereof, the Borrower has no knowledge of an Event of Default and that no event that, with the giving of notice or lapse of time or both, will constitute an Event of Default, has occurred and is continuing; and

(d)           the representations and warranties contained in the Agreement and in the other Loan Documents are true and correct in all material respects on and as of the date hereof with the same effect as if made on and as of the date hereof;

(e)           as of the date hereof, the Borrower has no knowledge of a material adverse change with respect to the business, operations, performance, assets, properties, condition (financial or otherwise) or prospects (other than general economic conditions).

IN WITNESS WHEREOF, the undersigned has caused this Certificate to be executed this ______________ day of ____, 20___.

                                                                                               FREUNDLICH SUPPLY COMPANY, INC.

By:  ______________________________
Name:
Title:

SCHEDULE 1
BORROWING BASE CERTIFICATE

TO:                      Israel Discount Bank of New York

FROM:                      FREUNDLICH SUPPLY COMPANY, INC. ("Borrower")
This Collateral report as of  is submitted pursuant to that certain Loan and Security Agreement between Borrower and Israel Discount Bank of New York , the “Agreement”.

1.           Total Eligible Receivables & Reconciliation:                                                                                                                                            Amount

a.  Accounts Receivable (A/R) from prior aging dated ____________                                                                                             $__________

b.  Add A/R created since date of Prior Aging (Sales for the month)                                                                                           +   $__________

c.  Deduct reductions in A/R since Prior Aging:
i.           Collections                                                                                                                                                  -    $__________
ii.           Credit Memos                                                                                                                                            -    $__________
iii.          Discounts and Allowances                                                                                                                     -    $__________
iv.          Other Adjustments                                                                                                                                   -    $__________

d.   Total Current Receivables (Current A/R aging attached)                                                                                                                $
                                                                                                                                                                                                                                            ===========
e.  Less Ineligible Receivable
 Delinquent Accounts (> 90 days from due date )                                                                                              -  $___________
Cross-Aged                                                                                                                                                               -  $___________
Affiliates                                                                                                                                                                    -  $___________
Foreign A/R's                                                                                                                                                            -  $___________
Bill & Hold/ Pre-Billing (goods not get delivered)                                                                                              -  $___________
Concentration over 25%                                                                                                                                         -  $___________
Contras-$
                               All other (chargebacks/disputes/insolvents/etc.)                                                                                               -  $___________
COD / Return of Goods                                                                                                                                           -  $___________
Add:            Unapplied Credits (add back credits <90 days, capped at O/S >90)                                                            + $___________
Less:          Credits in Prior (subtract credits in >90 days, capped at O/S <90)                                                                - $___________

f. Total Ineligible Receivables - $__________

g.  Total Eligible Receivables ( 1d less 1f )                                                                                                                                                $
                                                                                                                                                                                                                                             ==========

2.           Eligible Inventory:                                                                                                                                                                                                Amount

Total Inventory (at the lower of cost or market value)                                                                                                          $___________
Add back:    Pre-Billed Inventory (Cost Value)                                                                                                   + $___________
Add:             Inventory under L/C not yet paid+$

a.  Total Inventory                                                                                                                                                                                          $
                                                                                                                                                                                                                                            ==========
b.  Less Ineligible Inventory

WIP                                                                                                                                                            - $____________
                                                Slow Moving, Obsolete                                                                                                                          - $____________
Outside the U.S.                                                                                                                                       - $____________
Supplies, other ineligibles                                                                                                                      - $____________
Inventory Reserve                                                                                                                                  + $____________

c.  Total Ineligible Inventory                                                                                                                                                                      -   $____________

d.  Total Eligible Inventory (2a less 2c)                                                                                                                                                        $
                                                                                                                                                                                                                                               ============

3.           Availability:

a. 75% of line 1g.                                                                                                                                                                     - $____________
b. 50% of line 2d (capped at $2,500,000)                                                                                                                              +$____________

c. Total Availability (3a plus 3b)                                                                                                                                                                   $
                                                                                                                                                                                                                                              ============
    (capped at Maximum Credit of $3,000,000)

4.           Debt:

a. Outstanding Revolving Loan Balance                                                                                                                             +$___________
b. Outstanding Letters of Credit                                                                                                                                           +$___________
c. Outstanding Standby Letters of Credit                                                                                                                           +$___________

d. Total Debt (4a plus 4b plus 4c)                                                                                                                                                                 $
(capped at Maximum Credit of $3,000,000)                                                                                                                                                    ============

5.           Net Availability (3c minus 4d)                                                                                                                                                                        $
                                                                                                                                                                                                                                              ============
The Borrower, by and through its officer signing on its behalf below, certifies that:
1.  The information set forth above as well as all representations and warranties of Borrower to Lender set forth herein or in any of the Documents (as defined in the Agreements) remain accurate and complete in all respects;

2.  There does not now exist an Event of Default (as defined in the Agreement) or an event or condition which, with the giving of notice of passage of time, or both, would be or become an Event of Default.

FREUNDLICH SUPPLY COMPANY, INC.

By:
Name:
Title:                                                                                                                                                                 Dated:

EXHIBIT E

AGREEMENT REGARDING INSTRUCTIONS GIVEN BY TELEPHONE,  FACSIMILE, EMAIL, TELEX AND CABLE

Israel Discount Bank of New York
511 Fifth Avenue
New York, NY 10017

From time to time in the course of its business and banking relations, the undersigned borrower (“Borrower”), through its officers and agents, may transmit to Israel Discount Bank of New York (“IDB Bank”) instructions by telephone, facsimile, email, telex or cable (collectively, the “Instructions”) regarding the Loan being extended contemporaneously herewith, related loans and/or deposit accounts including, without limitation, (a) IDB Bank’s acceptance or renewal of the time or savings deposits of the undersigned; (b) the withdrawal or transfer of funds from deposit accounts of the Borrower; (c) obtaining advances under the Loan or additional loans; and (d) requesting issuance of letters of credit, including amendments or waivers of discrepancies of such letters of credit.  With regard to all such Instructions, the Borrower agrees, pursuant to this instructions agreement (“Instructions Agreement”) as follows:

1.           IDB Bank is under no obligation to accept such Instructions and, by accepting any such Instructions in any instance, IDB Bank is under no obligation to accept subsequent Instructions.

2.           IDB Bank is under no obligation to verify Instructions and IDB Bank may act upon Instructions it believes to be given by anyone authorized to give Instructions.

3.           If after receiving Instructions, IDB Bank determines in its sole judgment that (i) IDB Bank cannot for any reason comply with or fulfill the Instructions, in whole or in part; or (ii) the request is unclear or additional details or information is required in order for IDB Bank to comply with the Instructions in whole or in part, then IDB Bank may, in its sole discretion: (A) comply with or fulfill the Instructions in part only or not at all; (B) delay in complying with or fulfilling the Instructions in whole or in part until additional details or information are received by IDB Bank; (C) take such other action as in IDB Bank’s sole discretion it may deem advisable in order to give effect to the Instructions as IDB Bank understands them.

4.           Notwithstanding any oral acceptance by any of IDB Bank’s employees of any Instructions, IDB Bank may nevertheless, for any reason, including but not limited to commercial or policy considerations or changes, reject such Instructions, in whole or in part, whereupon IDB Bank shall be entitled, in its sole discretion, to comply with or fulfill such Instructions in part only or not at all.

5.           IDB Bank shall not be liable for any damages (including special, consequential or indirect damages) caused by any action taken or omitted to be taken by IDB Bank in accordance with the terms of this Instructions Agreement, regardless of the fact that such action or inaction arises from a misunderstanding, incorrect transmission or multiple transmission of the same Instructions, IDB Bank’s receipt of forged or fraudulent Instructions, or from improper identification of the person giving the Instructions on the Borrower’s behalf.  Further, IDB Bank shall not be liable for any damages caused by the manner of taking such action, except for IDB Bank’s willful misconduct.

6.           The Borrower will indemnify and hold IDB Bank harmless from and against all loss or damage to IDB Bank and any claims and actions against IDB Bank arising out of or in connection with any Instructions given pursuant to this Instructions Agreement, or any actions taken by IDB Bank or which IDB Bank refrains from taking in connection therewith, and all costs and expenses, including without limitation, attorney’s fees, incurred by IDB Bank in respect thereof.

7.           If the undersigned comprises more than one person or entity, each of the undersigned shall be jointly and severally liable hereunder.  This Instructions Agreement shall be binding upon and shall inure to the benefit of the Borrower and its successors and assigns, and IDB Bank and its successors and assigns.

 8.           The Borrower acknowledges by signing below that the procedures utilized and implemented in connection with this Instructions Agreement for accepting the Instructions are reasonable and acceptable security procedures for the types of activities contemplated.

9.           This Instructions Agreement shall be interpreted and all the rights and obligations arising hereunder shall be determined, in accordance with the laws of the State of New York, United States of America and the parties agree that in any litigation in which they shall be adverse parties, to WAIVE TRIAL BY JURY and that the exclusive location for jurisdiction and venue for the resolution of any disputes arising hereunder shall be either the State or Federal Court located in New York, NY.

Date: March ____, 2008

FREUNDLICH SUPPLY COMPANY, INC.

By:
Andrew Prince, President and Chief Executive Officer

EXHIBIT F

SUBORDINATION AGREEMENT

THIS SUBORDINATION AGREEMENT (this “Agreement”) made this _____ day of March, 2008 between FREUNDLICH SUPPLY COMPANY, INC., a New York corporation (“Debtor”), and NIGHTWIND CORP., and its successors and assigns (“Creditor” or “Creditors”), a corporation organized and existing under the laws of the State of __________________________ and having offices at _____________________________________________________________________________.

In order to induce ISRAEL DISCOUNT BANK OF NEW YORK (hereinafter called the “Bank”), from time to time, to extend credit to Debtor, and in consideration of advances, loans, discounts, extensions of credit or renewals, heretofore or hereafter made to or in reliance upon the obligations of, Debtor by the Bank, and of the acquisition by the Bank, heretofore or hereafter, of notes or other instruments for payment of money and any security agreements relative thereto, or conditional contracts of sale, chattel mortgages, leases or other liens or security agreements heretofore or hereafter made by Debtor, or an interest or participation therein as the Bank may have deemed or may deem advisable and for other good and valuable consideration, the parties do hereby agree, jointly and severally, as follows:

1.           That all claims and demands and all interest accrued or that may hereafter accrue thereon (except those representing bona fide claims for current and future salaries due Creditors as an officer or employee of Debtor) which Creditors now has or may hereafter have or acquire against Debtor (including the Subordinated Loan described below) (the same being hereafter called “Claims”) are hereby subordinated to any obligations (as hereinafter defined) owed to the Bank and such Claims shall not be payable, and that no payment on account thereof, nor any security therefore, shall be received, accepted or retained by Creditors, unless and until Debtor has paid and satisfied in full all of its obligations and liabilities to the Bank of every kind and description, whether or not represented by negotiable instruments or other writings, whether direct or indirect, absolute or contingent, due or not due, secured or unsecured, original, renewed or extended, now in existence or hereafter incurred, originally contracted with the Bank alone or with another or others, and assigned or transferred to or otherwise acquired by the Bank, or in which the Bank may acquire a participation, and whether contracted by Debtor alone or jointly and/or severally with another or others (all of which are hereafter referred to as “Obligations”).  Debtor agrees not to make payment of, or give any security for, said Claims to Creditors.  Notwithstanding the foregoing, until a default occurs under any of the Obligations or until written notice from the Bank to Debtor, Debtor may pay and Creditor may receive, accept and retain, the quarterly installments of $75,000.00 owing to Creditor in connection with that certain subordinated loan by Creditor to the Debtor (“Subordinated Loan”), provided that: (i) no Default or Event of Default exists under the Loan and Security Agreement between the Debtor and the Bank; (ii) the Borrower is in compliance with the minimum capital funds requirement set forth in Section 6.8 of the Loan and Security Agreement; and (iii) Creditor has entered into this Subordination Agreement.

2.           Should any payment or distribution or collateral security or proceeds of any collateral security be received or collected by Creditors for or on account of said Claims, prior to the satisfaction of all of said Obligations, Creditors will forthwith deliver same to the Bank in precisely the form received (except for such Creditor's endorsement where necessary), for application on account of said Obligations, and Creditors agree that until so delivered, same shall be deemed received by each Creditor as an agent for the Bank and shall be held in trust by Creditors as the property of the Bank. In the event of the failure of any Creditor to endorse any instrument for the payment of money so received by such Creditor, payable to such Creditor’s order, the Bank, or any officer or employee thereof, is hereby irrevocably constituted and appointed attorney in fact for Creditors with full power to make any such endorsement and with full power of substitution.

3.           Creditors represent and warrant to the Bank that each Creditor is solvent and has granted no security interest in, and has made no prior transfer or assignment of, said Claims, and the Creditors will grant no security interest therein and will not transfer or assign said Claims (except to the Bank) unless and until Debtor has paid and satisfied said Obligations.

4.           Creditors and Debtor represent to Bank that Debtor now owes each Creditor the principal sum of Three Hundred and Seventy Five Thousand Dollars ($375,000.00), without counterclaim, defense or offset and that said indebtedness is not represented by any negotiable instruments or other writings, except such negotiable instruments or other writings, if any, as have been endorsed and/or assigned and delivered by Creditor to the Bank simultaneously with the execution of this agreement.  Creditors and Debtor further agree that at no time hereafter will any part of said indebtedness be represented by any negotiable instruments or other writings, except such negotiable instruments or other writings, if any, as the Bank shall request to be executed and delivered to it for the purpose of evidencing said indebtedness or any part thereof, and in that case negotiable instruments or other writings shall either be payable to the Bank or delivered to the Bank or, if payable to any Creditor, shall be endorsed and/or assigned by such Creditor and delivered to the Bank.  In the event of the failure of Creditors to endorse said negotiable instruments or other writings, if payable to such Creditor or to Creditor's order, the Bank, or any officer or employee thereof, is hereby irrevocably constituted and appointed attorney in fact for Creditors with full power to make such endorsement.

5.           Creditors waive any and all notice of the acceptance of this Agreement and of the creation or accrual of any said Obligations, or of any renewals or extensions thereof from time to time, or of the reliance of the Bank on this Agreement, and consents that the liability of Debtor or of any other party for or upon said Obligations may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, settled or released by the Bank, and that any collateral security and liens for said Obligations may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, settled or released by the Bank, and that any collateral security and liens for said Obligations may, from time to time, in whole or in part, be exchanged, sold, released or surrendered by the Bank, and that any deposit balance or balances to the credit of Debtor with the Bank may, from time to time, in whole or in part, be surrendered or released by the Bank, all as the Bank may deem advisable, and all without impairing the subordination contained in this Agreement.

6.           Creditors and Debtor agree that if, after the satisfaction of all of said Obligations and prior to the termination of this Agreement as hereinafter provided, Debtor thereafter becomes liable to the Bank on account of any new Obligations, the Bank may presume that Claims have not been paid nor reduced, nor has any Creditor received any security therefore, and this Agreement of subordination and security agreement shall thereupon become effective with respect to any Claims then in existence or thereafter created, without the necessity of any further act, agreement or writing by or between Creditors or Debtor or the Bank, the intent being that this be a continuing agreement of subordination and security agreement.  Additionally, should Creditors have received any payment or security on account and before the termination of this Agreement as hereinafter provided, Creditors will notify the Bank, in writing, of the receipt thereof.  In the event that Creditors fail if a default occurs with respect to the payment or performance of any of the terms of such new Obligations, Creditors will immediately pay to the Bank an amount equivalent to any such payment or the value of such security received.

7.           This Agreement shall continue in full force and effect notwithstanding the death or incapacity of Creditors and shall be binding upon each Creditor and such Creditor’s estate and the personal representatives, heirs and successors and assigns of each Creditor, and the Bank may continue to act in reliance upon this Agreement until actual receipt by the Bank of written notice from such Creditor, or, in the event of Creditor’s death, from the legal representative or representatives of such deceased Creditor, of the termination of this Agreement.  Creditor or Creditor’s estate shall nevertheless remain bound hereunder with respect to such obligations and any renewals, extensions or liabilities arising out of same and this Agreement shall continue in full force and effect and the Bank shall have all of the rights herein provided for as if no such termination had occurred.

8.           Debtor hereby agrees that it will render to the Bank, upon demand, from time to time, a statement of the account of each Creditor with Debtor; that the Bank shall have access, from time to time, to its books and records in order that the Bank may make full and free examination of the state of the accounts of each Creditor with Debtor, (with the right to make copies thereof); and that Debtor will duly comply with and perform each and every term of this Agreement on its part required to be performed.  Debtor and Creditors agree that their books and records will appropriately show that said Claims are subject to this Agreement of subordination and security agreement.

9.           In the event of a breach by either Debtor or a Creditor in the performance of any of the terms of this Agreement, all of said Obligations to the Bank shall, without notice or demand, become immediately due and payable.  Upon the happening of any such event and at any time thereafter, the Bank shall have, in addition to all other rights and remedies, the remedies of a secured party under the Uniform Commercial Code.

10.           It is understood and further agreed by all of the parties hereto and by the Bank that this Agreement shall supersede and take the place of any and all prior agreements of subordination and/or assignment relating to said Claims executed by Debtor and Creditors in favor of the Bank.

11.           Creditors and Debtor, in any litigation (whether or not arising out of or relating to said Claims or any of the matters contained in this Agreement) in which the Bank and Creditors and/or Debtor shall be adverse parties, WAIVE TRIAL BY JURY and Creditors and Debtor in addition, waive the right to interpose any defense based upon any Statute of Limitations or any claim of laches and any set-off or counterclaim of any nature or description.  Creditors and Debtor agree that whenever any attorney is used to collect or enforce Claims, or to enforce, declare or adjudicate any rights of Obligations under this agreement, whether by suit or by any other means whatsoever, an attorney’s fee of 15% of the principal and interest then due on Claims shall be payable by each of Creditors or Debtor against whom this agreement, or any Obligation or right hereunder, is sought to be enforced, declared or adjudicated.

12.           The term “Debtor” or the terms “Creditor” or “Creditors” as used throughout this instrument shall include the individual or individuals, association, partnership or corporation named herein as Debtor or Creditors and (a) any successor individual or individuals, association, partnership or corporation to which all or substantially all of the business or assets of either of them shall have been transferred; (b) in case of a partnership Debtor or Creditors, any general or limited partnership which shall have been created by reason of, or continued after dissolution, the admission of any new partner or partners therein, or the death, resignation, or other withdrawal of any partner, and (c) in the case of a corporate Debtor or Creditors, any other corporation into or with which either Debtor or Creditors shall have been merged, consolidated, reorganized or absorbed.

13.           No waiver shall be deemed to be made by the Bank of any of its rights hereunder unless same shall be in writing, and each waiver, if any, shall be a waiver only with respect to the specific instance involved, and no such waiver shall be deemed to establish a course of conduct.

14.           This Agreement may not be changed orally and no executory agreement shall be effective to change or modify or to discharge, in whole or in part, this Agreement unless such executory agreement is in writing and is signed by the Bank.

15.           Any notice to the Bank shall be deemed effective only if sent to and received by the Bank at its address at 511 Fifth Avenue, New York, NY 10017.  Any notice to Creditors or Debtor shall be deemed sufficient if sent to Creditor or Debtor to the last known address of Creditors or Debtor, as the case may be, appearing on the records of the Bank.

16.           Any provision hereof which may prove unenforceable under any law shall not affect the validity of any other provision hereof.

17.           This Agreement shall be binding upon the undersigned and the legal representatives, successors and assigns of the undersigned and shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, each of the undersigned has caused these presents to be properly executed in one or more counterparts the day and year first above written, intending and declaring this to be a duly sealed instrument.

DEBTOR:                                                                                                                                                                                                     CREDITOR:

FREUNDLICH SUPPLY COMPANY, INC.                                                                                                                                          NIGHTWIND CORP.

By: _________________________________________                                                                                                                By________________________
Andrew Prince, President and Chief Executive Officer                                                                                                                        Name:
              Title:

ACCEPTED:

ISRAEL DISCOUNT BANK OF NEW YORK

By: _________________________________
Leon Terrano, Senior Vice President

By: _________________________________
Name:
Title:

ACKNOWLEDGMENT OF DEBTOR
(Freundlich Supply Company, Inc.)

STATE OF NEW YORK                                                      )
) ss.:
COUNTY OF                                 _______________   )

On the ______ day of ___________________, 2008, before me, the undersigned, personally appeared _________________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person(s) on behalf of which the individual(s) acted, executed the instrument.

_____________________________
Name:
Address:
Notary Public, State of ____________
My Commission Expires ____ / _____ / ____

ACKNOWLEDGMENT OF CREDITOR
(Nightwind Corp.)

STATE OF NEW YORK                                                      )
) ss.:
COUNTY OF                                 _______________   )

On the ______ day of ___________________, 2008, before me, the undersigned, personally appeared _________________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person(s) on behalf of which the individual(s) acted, executed the instrument.

_____________________________
Name:
Address:
Notary Public, State of ____________
My Commission Expires ____ / _____ / ____